06/02/2006">

Registration No. _333-124274_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 2

ION NETWORKS, INC.

(Name of Small Business Issuer in Its Charter)

DELAWARE	754813	22-2413505
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

120 CORPORATE BLVD.,

SOUTH PLAINFIELD, NJ 07080

(908) 546-3900

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

NORMAN E. CORN

CHIEF EXECUTIVE OFFICER

120 CORPORATE BLVD.

SOUTH PLAINFIELD, NJ 07080

(908) 546-3900

(Name, Address and Telephone Number of Agent For Service)

Copies to:

MICHAEL W. ZELENTY, ESQ

PITNEY HARDIN LLP

P.O. BOX 1945

MORRISTOWN, NEW JERSEY

(973) 966-6300

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:  from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to completion, dated May 31, 2006.

PROSPECTUS

12,774,096 shares of common stock

ION NETWORKS, INC.

This prospectus covers up to 12,774,096 shares of our common stock held by the selling stockholders identified on pages 11 and 12 of this prospectus, including: (i) 797,230 shares issuable upon conversion of preferred stock and (ii) 48,000 shares issuable upon exercise of outstanding warrants. The selling stockholders may sell or otherwise dispose of their shares or interests therein from time to time after the date hereof. The terms on which any sale or disposition may be effected are described under “Plan of Distribution” herein.

We will receive no proceeds from the sale or other disposition of the shares or interests therein by the selling stockholders. However, as of April 27, 2006 we had received proceeds of $498,882 from the exercise of warrants on that date, and we will receive additional proceeds in the amount of $29,760 assuming the cash exercise of all of the warrants held on May 1, 2006 by the selling stockholders.

Our common stock is traded on the Over-the-Counter Bulletin Board under the trading symbol “IONN.OB” On May 31, 2006, the last price as reported on the OTC Bulletin Board was $0.17 per share.

The selling stockholders, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

An investment in shares of our common stock involves a high degree of risk. We urge you to carefully consider the risk factors beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May __, 2006

TABLE OF CONTENTS

SUMMARY INFORMATION AND RISK FACTORS

5

PROSPECTUS SUMMARY

5

USE OF PROCEEDS

11

SELLING STOCKHOLDERS

11

PLAN OF DISTRIBUTION

13

LEGAL PROCEEDINGS

14

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

16

DESCRIPTION OF SECURITIES

19

INTEREST OF NAMED EXPERTS AND COUNSEL

20

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

20

ORGANIZATION WITHIN LAST FIVE YEARS

20

DESCRIPTION OF BUSINESS

21

MANAGEMENT’S DISCUSSION AND ANALYSIS

28

DESCRIPTION OF PROPERTY

30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

30

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

31

EXECUTIVE COMPENSATION

32

FINANCIAL STATEMENTS

35

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

55

AVAILABLE INFORMATION

55

SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including the “Risk Factors” and the financial statements contained herein, before making an investment decision.  In this prospectus, “ION Networks, Inc.” the “Company,” “we,” “us” and “our” refer to ION Networks, Inc.

The Company

We are a Delaware corporation founded in 1999 through the combination of two companies -- MicroFrame, a New Jersey Corporation (the predecessor entity to the Company, originally founded in 1982), and SolCom Systems Limited, a Scottish corporation located in Livingston, Scotland (originally founded in 1994), and we design, develop, manufacture and sell network and information security and management products to corporations, service providers and government agencies.  Our hardware and software suite of products are designed to form a secure auditable portal to protect IT and network infrastructure from internal and external security threats.  Our products operate in the IP, data center, telecommunications and transport, and telephony environments and are sold by a direct sales force and indirect channel partners mainly throughout North America and Europe.

Recent Developments

On August 5, 2004, the Company issued, for $200,000 cash, a convertible debenture (the “Debenture”) to Stephen M. Deixler, one of the Company’s directors. On February 15, 2006, Mr. Deixler converted the Debenture into 2,409,639 shares of common stock  which are covered hereby. The Debenture would have matured on August 5, 2008 and had an interest rate of five (5%) percent per annum, compounded annually. The principal amount of the Debenture was convertible at any time by the holder into shares of the Company’s common stock, $.001 par value at a conversion price equal to $0.083 per share (the “Conversion Price”), for a total of 2,409,639 shares of common stock.

In connection with the sale of common stock on February 14, 2002, warrants to purchase 1,120,000 shares of common stock with a five year term and an exercise price of $1.25 per share, subject to certain adjustments, including a weighted-average ratchet adjustment for certain issuances of the Company's equity securities below the warrant exercise price, were issued. As of April 20, 2006, the exercise price was $0.95. On April 25, 2006, the Company agreed to reduce the warrant exercise price to $0.15 on the condition that warrant holders simultaneously exercise all warrants. The Company received $168,000 from the exercise of these 1,120,000 warrants on April 27, 2006.  The shares of common stock issued upon exercise of these warrants are covered hereby.

In connection with the sale of common stock on March 31, 2005, warrants to purchase 2,205,882 shares of common stock, subject to certain adjustments, with a five year term and an exercise price of $0.23 per share, subject to certain adjustments, including a full ratchet adjustment for certain issuances of the Company's equity securities below the warrant exercise price, were issued.  In the event that the closing bid price of the Company's common stock equaled or exceeded $0.69 per share for a period of 20 consecutive trading days and certain other conditions were met, the Company would redeem the warrants on 30 days prior written notice (during which periods the warrants could exercised) for a redemption price of $.001 per share of common stock underlying such warrants. On April 25, 2006, the Company agreed to reduce the warrant exercise price to $0.15 on the condition that warrant holders simultaneously exercise all warrants. The Company received $330,882 from the exercise of these 2,205,882 warrants on April 27, 2006.  The shares of common stock issued upon exercise of these warrants are covered hereby.

General

Our executive offices are located at 120 Corporate Blvd., South Plainfield, New Jersey 07080 and our telephone number is (908) 546-3900.

Our corporate web site is www.ION-Networks.com. The information found on our web site is not intended to be part of this prospectus and should not be relied upon by you when making a decision to invest in our common stock.

The Offering

Common Stock Covered Hereby	12,774,096 shares
Common Stock Outstanding Before The Offering	27,050,044 (1)
Common Stock To Be Outstanding After The Offering	33,630,795 shares(2).
Use Of Proceeds

We will receive no proceeds from the sale of common stock by the selling stockholders. As of May 2, 2006, we had received $498,882 through the issuance of 3,325,882 shares of common stock covered hereby upon exercise of warrants. If all 48,000 warrants outstanding on May 2, 2006 and convertible into common stock covered hereby are exercised for cash, we will receive an additional $29,760 upon such exercise. We will use the proceeds from prior and future warrant exercises for general corporate purposes and repayment of existing debt.

(1)

27,050,044 shares of common stock were outstanding on August 5, 2005, the date that the registration statement of which this prospectus is a part of became effective.  This number does not include 12,932,499 shares which were issuable pursuant to then outstanding warrants, options and other convertible securities.  On May 2, 2006, 32,785,565 shares of common stock were outstanding.  This number does not include (i) 48,000 shares of common stock covered hereby and issuable pursuant to the exercise of outstanding warrants, (ii) 676,087 shares of common stock not covered hereby and issuable pursuant to the exercise of outstanding warrants, and (iii) 797,230 shares of common stock covered hereby and issuable upon the conversion of outstanding shares of preferred stock.

(2)

Assumes the issuance of all shares of common stock that were issuable subsequent to May 2, 2006 and covered hereby, including 48,000 shares of common stock issuable upon the exercise of warrants and 797,230 shares of common stock issuable upon conversion of preferred stock. Also included in this number are the 3,325,882 shares of common stock issued upon exercise of warrants on April 27, 2006 and 2,409,639 shares of common stock issued relating to the conversion of the Debenture on February 15, 2006. Not included are 724,087 shares of common stock not covered hereby and issuable pursuant to outstanding warrants.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following selected financial information is derived from the financial statements appearing elsewhere in this prospectus, other than the balance sheet data as of December 31, 2004, which is excerpted from the Company’s Form 10-KSB for the year ended December 31, 2004, and should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this prospectus.

	Year Ended December 31,		Three Months March 31,
Summary of Operations:	2005	2004	2006
Revenues	$4,557,764	$3,616,261	$631,066
Cost of sales	1,542,395	1,417,603	258,239
Operating expenses	3,126,889	2,789,638	839,004

Operating loss	(111,520)	(590,980)	(466,177)

Other income	15,339	25,810
Interest expense	20,555	7,501	11,156

Net loss before income taxes	(116,736)	(572,671)	(477,333)

Income tax benefit	299,007	322,831	-

Net income (loss)	$182,271	$(249,840)	$(477,333)

Net income (loss) per share, basic and diluted	$.01	$(.01)	$(.02)

	As of December 31,		As of March 31,
	2005	2004	2006
Balance Sheet Data:

Cash and cash equivalents	$196,342	$287,437	$17,150

Total assets	$2,823,029	$1,886,824	$2,369,584

Working capital	$679,515	$372,861	$166,737

Stockholders’ equity	$1,457,185	$592,786	$1,231,328

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before investing in shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

We are vulnerable to technological or regulatory changes, which may cause our products and services to become obsolete or to fail to comply with new regulatory requirements, which could materially and negatively impact our cash flow.

Our industry experiences rapid technological changes, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete or out of compliance with certain countries regulatory requirements. As a result, more advanced products produced by competitors could erode our position in existing markets or other markets that they choose to enter and prevent us from expanding into existing markets or other markets. It is difficult to estimate the life cycles of our products and services, and future success will depend, in part, upon our ability to enhance existing products and services and to develop new products and services on a timely basis. We might experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services. New products and services and enhancements might not meet the requirements of the marketplace and achieve market acceptance. The introduction of new environmental regulations for the member countries of the European Union may require significant re-engineering of the Company’s current products during 2006 in order to make the products comply with the new RoHS/WEEE standards. If ION fails to maintain its technological relevance or fails to comply with the new environmental standards, these failures could materially and negatively affect the Company’s cash flow, financial condition and the results of operations.

Hardware and software incorporated in our products may experience bugs or "errors" which could delay the commercial introduction of our products and require time and money to alleviate.

Due to the complex and sophisticated hardware and software that is incorporated in our products, our products have in the past experienced errors or "bugs" both during development and subsequent to commercial introduction. We cannot be certain that all potential problems will be identified, that any bugs that are located can be corrected on a timely basis or at all, or that additional errors will not be located in existing or future products at a later time or when usage increases. Any such errors could delay the commercial introduction of new products, the use of existing or new products, or require modifications in systems that have already been installed. Remedying such errors could be costly and time consuming. Delays in debugging or modifying products could materially and adversely affect our competitive position.

We have difficulty predicting our future operating results or profitability due to the fluctuation in our quarterly and annual revenues.

In the past, we experienced fluctuations in our quarterly and annual revenues, and we anticipate that such fluctuations will continue thereby making it difficult for us to predict our future operating results or profitability. Our quarterly and annual operating results may vary significantly depending on a number of factors, including:

o

the timing of the introduction or acceptance of new products and services;

o

changes in the mix of products and services provided;

o

long sales cycles;

o

changes in regulations affecting our business;

o

increases in the amount of research and development expenditures necessary for new product development and innovation;

o

changes in our operating expenses;

o

uneven revenue streams;

o

volatility in general economic conditions;

o

volatility in the network  security market; and

o

threats of terror and war.

We cannot assure you that our revenues will not vary significantly among quarterly periods or that in future quarterly periods our results of operations will not be below prior results or the expectations of public market analysts and investors. If this occurs, the price of our common stock could significantly decrease. See also “Risks Associated with Our Securities” on page 9.

In the past we have experienced significant losses and negative cash flows from operations. If this trend reoccurs in the future, it could adversely affect our financial condition.

ION incurred significant, though declining, losses for several years prior to 2005. For the year ended December 31, 2005, ION posted net income of $182,271 compared to a 2004 annual net loss of $249,840.  Despite the Company's improvement in profitability from 2004 to 2005, cash flows from operations were negative $81,590 for the current year compared to a positive cash flow in 2004 of  $108,279. This was due primarily to the large receivables generated in December of 2005 when revenues for the month exceeded $800,000. The positive result in earnings for 2005 is no assurance that our business will continue to be profitable in the future. If the Company returns to prior trends of losses and negative cash flows from operations, it could have a material adverse affect on our financial condition.

As of March 31, 2006, the Company continues to have a marginal working capital balance, which could inhibit future growth and impact the Company’s financial viability.

The Company’s working capital balance as of March 31, 2006 was $166,737 compared to $679,515 at December 31, 2005. This low working capital balance may impact the ability of the Company to attract new customers and qualified employees and could have a material adverse affect upon our business.

We face significant competition and if we do not compete successfully, our results of operations may be adversely affected.

We are subject to significant competition from different sources for our different products and services. We cannot assure you that the market will continue to accept our hardware and software technology or that we will be able to compete successfully in the future. We believe that the main factors affecting competition in the network security business are:

o

the products' ability to meet various network  security requirements;

o

the products' ability to conform to the network and/or computer systems;

o

 the products' ability to avoid becoming technologically outdated;

o

the willingness and the ability of distributors to provide support customization, training and installation; and

o

the price.

Although we believe that our present products and services are competitive, we compete with a number of large data networking, network security and network device manufacturers which have financial, research and development, marketing and technical resources far greater than ours.  Our competitors may succeed in producing and distributing competitive products more effectively than we can produce and distribute our products, and may also develop new products which compete effectively with our products. Many of our current or potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than we do. Nothing prevents or hinders these actual or potential competitors from entering our target markets at any time. In addition, our competitors may bundle products competitive to ours with other products that they may sell to our current or potential customers. These customers may accept these bundled products rather than separately purchasing our products. If our current or potential competitors were to use their greater financial, technical and marketing resources in our target markets and if we are unable to compete successfully, our business, financial condition and results of operations may be materially and adversely affected.

We may be unable to protect our proprietary rights, permitting competitors to duplicate our products and services, which could negatively impact our business and operations.

We hold no patents on any of our technology. If we are unable to license any technology or products that we may need in the future, our business and operations may be materially and adversely impacted. We have made a consistent effort to minimize the ability of competitors to duplicate our software technology utilized in our products. However, there remains the possibility of duplication of our products, and competing products have already been introduced. Any such duplication by our competitors could negatively impact our business and operations.

We rely on several key customers for a significant portion of our business, the loss of which would likely significantly decrease our revenues.

Historically, we have been dependent on several large customers each year, but they are not necessarily the same every year. For the year ended December 31, 2005, our most significant customers (stated as an approximate percentage of revenue) were Avaya 33% and Sprint 22% compared to the year ended December 31, 2004, of Avaya 38% and MCI 9%. In general, we cannot predict with certainty, which large customers will continue to order. The loss of any of these large customers, or the failure to attract new large customers, would likely significantly decrease our revenues and future prospects, which could materially and adversely affect our business, financial condition and results of operations.

We depend upon key members of our employees and management, the loss of which could have a material adverse effect upon our business, financial condition and results of operations.

Our business is greatly dependent on the efforts of the Chief Executive Officer, Mr. Norman E. Corn, Chief Financial Officer, Mr. Patrick E. Delaney, Chief Technology Officer, Mr. William Whitney, and Senior Vice President of Technical Services, Mr. Henry Hill and other key employees, and on our ability to attract key personnel. Other than with respect to Messrs. Corn, Delaney, and Whitney, we do not have employment agreements with our other key employees. Our success depends in large part on the continued services of our key management, sales, engineering, research and development and operational personnel and on our ability to continue to attract, motivate and retain highly qualified employees and independent contractors in those areas. Competition for such personnel is intense and we cannot assure you that we will successfully attract, motivate and retain key personnel. While all of our employees have entered into non-compete agreements, there can be no assurance that any employee will remain with us. Our inability to hire and retain qualified personnel or the loss of the services of our key personnel could have a material adverse effect upon our business, financial condition and results of operations. Currently, we do not maintain "key man" insurance policies with respect to any of our employees.

We rely on several contract manufacturers to supply our products. If our product manufacturers fail to deliver our products, or if we lose these suppliers, we may be unable to deliver our product and our sales could be negatively impacted.

We rely on several primary contract manufacturers to supply our products including: PPI Time Zero, CaseTronic Engineering Group, and ACE Electronics, Inc. If these manufacturers fail to deliver our products or if we lose these suppliers and are unable to replace them, then we would not be able to deliver our products to customers. This could negatively impact our sales and have a material adverse affect on our business, financial condition and results of operations.

Our certificate of incorporation and bylaws contain limitations on the liability of our directors and officers, which may discourage suits against directors and executive officers for breaches of fiduciary duties.

Our Certificate of Incorporation, as amended, and our Bylaws contain provisions limiting the liability of our directors for monetary damages to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages on an action brought by or in our right for breach of a director's duties to us or to our stockholders except in certain limited circumstances. In addition, our Certificate of Incorporation, as amended, and our Bylaws contain provisions requiring us to indemnify our directors, officers, employees and agents serving at our request, against expenses, judgments (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in, or not opposed, to our best interests. The Certificate of Incorporation and the Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for us. These provisions may reduce the likelihood of derivative litigation against directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their fiduciary duties, even though such an action, if successful, might otherwise benefit our stockholders and directors and officers.

RISKS ASSOCIATED WITH OUR SECURITIES

We do not anticipate the payment of dividends.

We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all available funds for use in the operation of our business. Thus, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

There is potential for fluctuation in the market price of our securities.

Because of the nature of the industry in which we operate, the market price of our securities has been, and can be expected to continue to be, highly volatile. Factors such as announcements by us or others of technological innovations, new commercial products, regulatory approvals or proprietary rights developments, and competitive developments all may have a significant impact on our future business prospects and market price of our securities.

Shares that are eligible for sale in the future may affect the market price of our common stock.

As of May 31, 2006,  these shares consist of 4,093,839 shares issuable pursuant to currently exercisable options, 724,087 shares issuable pursuant to currently exercisable warrants, and 1,555,570 shares issuable pursuant to155,557 currently convertible preferred stock .. Future sales of substantial amounts of shares in the public or private equity markets, or the perception that such sales could occur, could negatively affect the price of our common stock.

We may be restricted from issuing new equity securities.

In September 2002, we issued shares of Series A Preferred Stock to several investors. Under the terms of the preferred stock, any issuances of equity securities or securities convertible into or exercisable for equity securities require the prior approval of the holders of a majority of the outstanding shares of Series A Preferred Stock. While two of our directors currently own a significant portion (48.8%), they do not own a majority of the preferred stock. While the Company has been successful in obtaining the consent of a majority of the Series A Preferred Stock when the Board of Directors has requested, there can be no assurance that the Company will continue to be able to obtain such consent. If the Company is unable to obtain this approval, the Company would be prevented from issuing equity securities which would preclude the Company from raising equity financing, utilizing equity based compensation plans and from other actions requiring the issuance of equity securities. In addition, the consent of certain of our existing investors (which consent may not be unreasonably withheld or delayed) is required in connection with certain financings involving (subject to certain exclusions) the issuance of securities in which the purchase price, number of securities, exercise price or conversion rate are subject to future adjustments. Failure to obtain such consent could restrict the Company's ability to avail itself of the benefits of such financings.

FORWARD LOOKING STATEMENTS

Statements contained in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including, in particular and without limitation, statements contained herein under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance and achievements, whether expressed or implied by such forward-looking statements, not to occur or be realized. These include uncertainties relating to our intellectual property, our expansion plans, and rapid technological changes. Such forward-looking statements generally are based upon the Company’s best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “project,” “anticipate,” “continue” or similar terms, variations of those terms or the negative of those terms. You should carefully consider such risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. Readers should carefully review the “Risk Factors” section and any other cautionary statements contained in this prospectus and our other public filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any portion of the proceeds from the sale or other disposition of common stock or interests therein by the selling stockholders. As of May 2, 2006, we had received $498,882 through the issuance of 3,325,882 shares of common stock covered hereby upon exercise of warrants. If all 48,000 warrants outstanding on May 31, 2006 and convertible into common stock covered hereby are exercised for cash, we will receive an additional $29,760 upon such exercise.  Management currently anticipates that any such proceeds will be utilized for working capital, debt pay down and other general corporate purposes. We cannot estimate how many, if any, warrants which remain outstanding may be exercised as a result of this offering.

SELLING STOCKHOLDERS

This prospectus covers up to (i) 11,928,866 shares of common stock outstanding as of May 31, 2006, (ii) 48,000 shares of common stock issuable upon exercise of warrants outstanding at that date and held by the selling stockholders and (iii) 797,230 shares of common stock issuable upon conversion of 79,723 shares of Series A Preferred Stock outstanding at that date and held by the selling stockholders.

The selling stockholders are comprised of (i) investors who purchased shares of our common stock and warrants in private placements in March 2005 and in February 2002 and who exercised these warrants to acquire 3,325,882 shares of our common stock on April 27, 2006, (ii) a consultant who received a warrant in July 2001 to purchase 48,000 shares of our common stock pursuant to a consulting agreement, (iii) investors who purchased in a private placement in September 2002 shares of our Series A Preferred Stock which are convertible into 797,230 shares of our common stock, and (iv) the Chairman of our Board of Directors, who was issued a $200,000 convertible debenture in August 2004 and who converted that Debenture into 2,409,639 shares of our common stock on February 15, 2006.

The following table sets forth, as of May 2, 2006 and upon completion of this offering, information with regard to the beneficial ownership of our common stock by each of the selling stockholders, including shares underlying warrants which remained outstanding as of May 2, 2006 and the shares issuable upon conversion of Series A Preferred Stock. The term “selling stockholder” includes the stockholders listed below and their respective transferees, assignees, pledges, donees and other successors.

Because the selling stockholders may sell or otherwise dispose of all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after the offering contemplated by this prospectus can be provided and the following table has been prepared on the assumption that all shares of common stock covered by this prospectus will be sold.

SELLING STOCKHOLDERS
Name	Shares Beneficially Owned Before Offering	Number of Shares Offered By Selling Stockholders		Percentage Beneficial Ownership After Offering(1)

Special Situations Fund III QP, L.P.(2)		395,480	(3)	*
Special Situations Fund III L.P. (2)	5,076,857	4,511,777	(4)	*
Special Situations Caymans Fund, L. P. (2)	1,803,071	1,753,971	(5)	*
Special Situations Private Equity Fund, L.P. (2)	1,948,129	1,936,129	(6)	*
Special Situations Technology Fund, L.P. (2)	145,401	145,401	(7)	0
Special Situations Technology Fund II, L.P. (2)	776,470	776,470	(8)	0
Stephen M. Deixler (9)	3,840,900	2,890,198	(10)	2.4%
Frank S. Russo (11)	381,780	277,780	(12)	*
William Whitney (13)	168,704	38,890	(14)	*
Lipman Capital Group, Inc.	48,000	48,000	(15)	0
Total:		12,774,096

* Less than 1.0%

1  Percentage is calculated based upon 32,785,565 shares of common stock outstanding as of May 2, 2006, and assumes the sale of all Shares offered by the Selling Stockholders.

2  The Special Situations funds (other than Special Situations Technology Fund II, L.P.), purchased from the Company a total of 4,000,000 shares and warrants to purchase 1,120,000 shares in a private placement in February 2002.  Pursuant to an April 25, 2006 agreement with the Company providing for immediate exercise at a reduced exercise price of $0.15 per share, all these warrants were exercised on April 27, 2006. 1,781,582 of the shares originally issued, and all of the shares issued upon exercise of the warrants issued, in the 2002 private placement are being registered hereby. The Special Situations funds purchased from the Company a total of 4,411,764 shares and warrants to purchase 2,205,882 shares in a private placement in March 2005. Pursuant to an April 25, 2006 agreement with the Company providing for immediate exercise at reduced exercise price of $0.15 per share, all these warrants were excised on April 27, 2006. All of the shares issued in the March private placement and all of the shares issued upon exercise of the warrants, are being registered hereby. MGP is the general partner of Special Situations Fund III, L.P.  AWM is the general partner of MGP and general partner of and investment advisor to the Special Situations Cayman Fund, L.P. SSTA is the general partner of and investment advisor to the Special Situations Private Equity fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, SSTA and MG. Through their control of MGP, AWM, SSTA and MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

3  Includes 139,718 shares of common stock issued pursuant to warrants exercised on April 27, 2006.

4  Includes 1,593,940 shares of common stock issued pursuant to warrants exercised on April 27, 2006.

5  Includes 604,324 shares of common stock issued pursuant to warrants exercised on April 27, 2006.

6  Includes 666,476 shares of common stock issued pursuant to warrants exercised on April 27, 2006.

7  Includes 50,780 shares of common stock issued pursuant to warrants exercised on April 27, 2006.

8  Includes 270,644 shares of common stock issued pursuant to warrants exercised on April 27, 2006.

9  Mr. Deixler is the chairman of the board of directors and was the interim chief financial officer of the Company between March and September 2003.

10 Includes 2,409,639 shares of common stock  issued in conjunction with the February 15, 2006 conversion of a $200,000 convertible Debenture, and 480,560 shares issuable upon conversion of 48,056 shares of Series A Preferred Stock which were purchased on September 13, 2002 for $86,501.30. The securities in this private placement were issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended (“1933 Act”), and Rule 506 promulgated thereunder. The exempton was established by the representation of the purchaser as to his status as an accredited investor, that it was purchasing the securities for his own account and not with a view to the resale or distribution of any part therof in violation of the 1933 Act and the acknowledgment by the purchaser that resale of the securities may not be made unless registered under the 1933 Act, or another exemption is available. In addition, the securities bear a legend indicating such restrictions on transferability.

11 Mr. Russo is a director of the Company.

12 Consists of 277,780 shares issuable upon conversion of 27,778 shares of Series A Preferred Stock which were purchased on September 13, 2002 for $50,000.

13 Mr. Whitney is the Vice President of Research & Development and the Chief Technology Officer of the Company.

14 Consists 38,890 of shares issuable upon conversion of 3,889 shares of Series A Preferred Stock which were purchased on September 13, 2002 for $7,001.50.

15 Consists of 48,000 shares issuable pursuant to warrants which were issued as partial compensation for a Financial Consulting Agreement dated August 8, 2001. Mr. John C. Lipman has sole dispostive power over these shares. The Company engaged Lipman Capital Group, Inc. (“LCG”) as an independent contractor in August of 2001 for a ten month period expiring June 2002 and compensated LCG a total of $60,450 in cash plus 5-year warrants to purchase 48,000 shares of the Company’s Common Stock 5-year at an exercise price of $0.62 per share, which was the fair market valve of the stock at the time of issuance of the warrants. LCG’s duties were to act as a financial consultant to the Company primarily performing investor relation activities to establish a methodology and assist with the execution of plans designed to increase the awareness of the Company within the investment community.

Plan of Distribution

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

- a combination of any such methods of sale; and

- any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify certain of the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We agreed with certain of the selling stockholders to file a registration statement, registering for resale certain of the shares of common stock as well as certain of the shares issued upon exercise of warrants, within 45 days from March 31, 2005, and thereafter to use commercially reasonably efforts to cause such registration statement to become effective as soon as practicable. The registration statement must be declared effective no later than the earlier of five business days after the SEC determines that no review of the registration statement will be made and 120 days after March 31, 2005. If we fail to meet these registration obligations or to maintain the effectiveness of the registration statement as required under the terms of a certain registration rights agreement with certain selling stockholders, then we will be obligated to make certain cash liquidated damage payments to such selling stockholders.

We have agreed with certain of the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL PROCEEDINGS

While the Company is occasionally involved in various claims and legal actions in the ordinary course of business, the Company is not currently involved in any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The directors and executive officers of the Company are as follows:

Name

Age

Position Held with the Company

Norman E. Corn

60

Chief Executive Officer and Director

Patrick E. Delaney

53

Chief Financial Officer

William Whitney

51

Chief Technology Officer and

Vice President of Research and Development

Stephen M. Deixler

70

Chairman of the Board of

Directors

Harry F. Immerman

62

Director

Frank S. Russo

63

Director

Henry A. Hill

46

Senior Vice President of Technical Services

NORMAN E. CORN has served as Chief Executive Officer since August 15, 2003. Prior to joining ION, from 2000 until 2003, Mr. Corn was Executive Vice President of Liquent, Inc., a Pennsylvania-based software company that provides electronic publishing solutions, focused on the life sciences industry. Mr. Corn has also served from 1994 to 2000 as CEO of TCG Software, Inc., an offshore software services organization providing custom development to large corporate enterprises in the US.

Mr. Corn has led other companies, including Axiom Systems Group, The Cobre Group, Inc., The Office Works, Inc. and Longview Results, Inc., having spent the early part of his career in sales, marketing and executive positions in AT&T and IBM.

PATRICK E. DELANEY has served as Chief Financial Officer since September 15, 2003. Prior to joining ION, from 2000 until 2003, Mr. Delaney was the President of Taracon, Inc., a privately owned independent consulting firm that provides management consulting for early and mid-stage technology and financial services companies. Mr. Delaney also served as Chief Financial Officer for two publicly traded telecommunications providers, Pointe Communications Corporation from 1993 to 2000 and Advanced Telecommunications Corporation from 1986 to 1993. Mr. Delaney has served other companies in executive capacities including RealCom Communications, Argo Communications and ACF Industries.

WILLIAM WHITNEY has served as Vice President of Research and Development since March 2002 and Chief Technology Officer since October 1, 2002.  Prior to joining ION, from April 2000 to February 2002, Mr. Whitney served as the Vice President of Development and Chief Technology Officer for Outercurve Technologies, a provider of wireless application development and deployment solutions.  Previously from, May 1998 to March 2002, Mr. Whitney served as President of CTO Systems.

STEPHEN M. DEIXLER has been Chairman of the Board of Directors since May 1982 and served as Chief Executive Officer of the Company from April 1996 to May 1997. He was President of the Company from May 1982 to June 1985 and served as Treasurer of the Company from its formation in 1982 until September 1993. During the period from March 2003 to September 2003, Mr. Deixler served as the interim Chief Financial Officer of the Company. He also serves as Chairman of the Board of Trilogy Leasing Co., LLC and President of Resource Planning Inc. Mr. Deixler was the Chairman of Princeton Credit Corporation until April 1995.

HARRY F. IMMERMAN joined the ION Network Board of Directors in October 2004. Mr. Immerman retired from PricewaterhouseCoopers LLP (“PwC”) in July 2003, having worked at the firm since July 1966. He became a partner in the firm on October 1, 1973.  During his career with PwC, he served in several management and client service positions. Mr. Immerman served as the Global Tax Leader for the Pharmaceutical Industry Sector from 1999 to 2003, the National Director of Industry Programs from 1996 to 1999 and as the Partner-in-Charge of the New York Metro Region and New York office tax department from 1983 to 1993. From 1983 to 1995, he also was a member of the Firm Council, the partner group responsible for management oversight and governance. Mr. Immerman served as the client service tax partner on large multinational companies pharmaceutical and telecommunication enterprises.

FRANK S. RUSSO has served as a director of the Company since November 2000. Mr. Russo was with AT&T Corporation from September 1980 to September 2000 and most recently served as its Corporate Strategy and Business Development Vice President. While at AT&T, Mr. Russo held a number of other management positions including that of General Manager, Network Management Services from which he helped architect and launch AT&T's entry into the global network outsourcing and professional services business. Mr. Russo retired from AT&T in 2000. Prior to joining AT&T, Mr. Russo was employed by IBM Corporation in a variety of system engineering, sales and sales management positions. Mr. Russo served on the Board of Directors of Oak Industries, Inc., a manufacturer of highly engineered components, from January 1999 to February 2000, and currently serves on the Board of Directors of Retail Solutions, a private e-commerce company headquartered in Waltham, Massachusetts.

HENRY A. HILL has served as Senior Vice President of Technical Services since August 31, 2004. Prior to joining ION, from 2003 to 2004, Mr. Hill was Vice President of Client Services and Operations at Fast Track Systems, Inc., a Pennsylvania-based global provider of protocol design and clinical trial software for the pharmaceutical industry. Mr. Hill served as Chief Operating Officer at both Liquent, Inc., a software company that provides electronic publishing solutions, and TCG Software, Inc., an offshore software services organization providing custom development to large corporate enterprises in the US. Mr. Hill has also held client services, operations, and technology management positions with global organizations including Accenture and Sea-Land Service.

Financial Expert

The Company's Board of Directors has determined that none of its current members meets the standard of an audit committee "financial expert" as defined in the Sarbanes-Oxley Act of 2002. The Company has determined that its current financial position makes it impractical to obtain the services of an additional director meeting this standard.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Equity Compensation Plan Information

As of December 31, 2005

(c)

Number of securities

(a)

(b)

remaining available for

Number of securities to

Weighted-average

future issuance under

be issued upon exercise

exercise price of

equity compensation plans

of outstanding options,

outstanding options,

(excluding securities

warrants, and rights

warrants, and rights

reflected in column (a))

Plan Category

Equity compensation plans approved by

4,139,831

0.27

1,752,169

security holders/(1)/

Equity compensation plans not approved

1,349,087

0.7

-

by security holders/(2)/

Total

5,488,918

0.48

1,752,169

 (1) Shareholder Approved Plans

In November 2000, the Company adopted its 2000 Stock Option Plan (the "2000 Plan"). The aggregate number of shares of common stock for which options may be granted under the 2000 Plan is 3,000,000. The maximum number of options which may be granted to an employee during any calendar year under the 2000 Plan is 400,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair value of one share of common stock on the date of grant. During 2005 and 2004, the Company granted options to purchase 170,000 and zero shares, respectively, under the 2000 Plan. As of December 31, 2005, 2,736,000 options were outstanding under the 2000 Plan, of which 2,062,750 options were exercisable.

In June 1998, the Company adopted its 1998 Stock Option Plan (the "1998 Plan"). The aggregate number of shares of common stock for which options may be granted under the 1998 Plan is 3,000,000. The maximum number of options which may be granted to an employee during any calendar year under the 1998 Plan is 400,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair value of one share of common stock on the date of grant. During 2005 and 2004, the Company granted options to purchase 62,500 and zero shares, respectively, under the 1998 Plan. As of December 31, 2005, 1,378,831 options were outstanding under the 1998 Plan, of which 1,033,000 options were exercisable. On January 23, 2006 the Company granted 1,335,000 shares under the 1998 Plan. As of February 28, 2006, 2,710,831 options were outstanding under the 1998 Plan, of which 1,375,831 options were exercisable.

In August 1994, the Company adopted its 1994 Stock Option Plan (the "1994 Plan"). The aggregate number of shares of common stock for which options may be granted under the 1994 Plan, as amended, is 1,250,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair market value of one common stock on the date of grant. During 2005 and 2004, there were no option grants provided under the 1994 Plan. As of December 31, 2005, 25,000 options were outstanding and exercisable under the 1994 Plan.

During the years ended 2005 and 2004, there were no options granted under the Company's Time Accelerated Restricted Stock Award Plan ("TARSAP"). The options vest after seven years, however, under the TARSAP, the vesting is accelerated to the last day of the fiscal year in which the options are granted if the Company meets certain predetermined sales targets. The Company did not meet the targets for 2001 and, as such, all options granted under the TARSAP in 2001 will vest seven years from the original date of grant.

(2)  Non-Shareholder Approved Plans and Awards

During 2005, the Company granted warrants to purchase 676,087 shares of Common Stock outside of the shareholder approved plans. The awards have been made to employees, directors and consultants, and except as noted below, have been granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The Company has not reserved a specific number of shares for such awards. The non-shareholder approved awards are more specifically described below.

On January 23, 2006, the Company adopted its 2006 Stock Option Plan (the "2006 Plan"). The aggregate number of shares of common stock for which options may be granted under the 2006 Plan is 4,000,000. The maximum number of options which may be granted to an employee during any calendar year under the 2006 Plan is 300,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair value of one share of common stock on the date of grant. On January 23, 2006, the Company granted 1,335,000 shares under the 2006 Plan, subject to shareholder approval at the next shareholder meeting. As of April 20, 2006, 1,335,000 options were outstanding under the 2006 Plan, none of which were exercisable.

On September 9, 2005 in connection with services performed by a consultant, the Company issued fully vested warrants to purchase 326,087 shares of the Company’s Common Stock at $0.23 per share. The warrants will expire on September 9, 2008.

On December 1, 2005 in connection with services performed by a consultant, the Company issued warrants to purchase 350,000 shares of the Company’s Common Stock at $0.11 per share, which will expire on November 30, 2007. As of December 31, 2005, all options were fully vested.

In January 2004, the Company issued options to certain officers to purchase 1,000,000 shares of the Company’s Common Stock, which vested immediately. The exercise price of the options ranged from $0.045 to $0.06. At December 31, 2005, 750,000 options were outstanding and exercisable.

During July 2001 in connection with services being performed by a consultant, the Company issued warrants to purchase 48,000 shares of the Company's Common Stock at $0.62 per share. The warrants vested immediately and expire five years from the date of the grant.

During January 2002 in connection with services being performed by a consultant, the Company issued warrants to purchase 100,000 shares of the Company's Common Stock at $1.35 per share and 50,000 shares of Common Stock at $1.80 per share. The warrants vested immediately and expired in January 2005.

On March 19, 1999, the Company issued options to certain consultants and employees to purchase an aggregate of 20,000 shares of the Company's Common Stock, all of which vested on the first year anniversary of the date of grant.  A balance of 10,000 options expired unexercised on March 18, 2005.

On September 25, 1996, the Company issued options to certain officers and directors to purchase 620,000 shares of the Company's Common Stock, of which 420,000 vested immediately and 100,000 vested on April 1, 1998 and 1999. The options expire ten years from the date of grant. However, in the event of (a) the liquidation or dissolution of the Company or (b) a merger in which the Company is not the surviving corporation or a consolidation involving the Company, the options shall terminate, unless other provision is made in the transaction. The exercise price of the options was $1.156 and equaled the market value of the Company's Stock on the date of grant. At December 31, 2005, none of the options were outstanding and exercisable pursuant to a Final Settlement Agreement and Mutual Release executed on October 11, 2005.

Beneficial Ownership Information

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 27, 2006 by each person (or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially 5% percent or more of the Company's Common Stock, and by the Company's directors and named executive officers, both individually and as a group.  Unless otherwise noted, the address of each person in the table is c/o the Company, 120 Corporate Blvd., S. Plainfield, New Jersey 07080.

As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed to be the beneficial owner of securities that can be acquired within sixty days from April 27, 2006 through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights (including conversion from Preferred Stock) which are currently exercisable or exercisable within sixty days are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 32,785,565 shares of Common Stock and 155,557 shares of Preferred Stock outstanding as of April 27, 2006.

Common Stock

Percent of Class

Norman E. Corn

1,551,500/(1)/

4.5%

Patrick E. Delaney

1,050,000/(2)/

3.1%

Stephen M. Deixler

3,658,566/(3)/

10.0%

Harry F. Immerman

76,500/(4)/

*

Frank  S. Russo

383,280/(5)/

1.2%

William Whitney

436,704/(6)/

1.3%

Henry A. Hill

252,500/(7)/

*

Directors and Executive Officers as a

6,611,820

16.8%

group 7 persons)

5% or more beneficial owners:

AWM Investment Company

10,487,268

24.2%

153 East 53rd Street, 55th Floor

New York, NY 10022

(1)  Includes 1,550,000 shares of Common Stock subject to options currently exercisable.

(2)  Includes 800,000 shares of Common Stock subject to options currently exercisable.

(3)   Does not include 69,677 shares of Common Stock owned by Mr. Deixler's wife, mother, children and grandchildren as to which shares Mr. Deixler disclaims beneficial ownership. Includes 480,560 shares of Common Stock subject to conversion from 48,056 shares of Preferred Stock within 60 days of April 27, 2006 and 141,000 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 27, 2006.

(4)   Consists of 76,500 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 27, 2006.

(5)   Includes 277,780 shares of Common Stock subject to conversion from 27,778 shares of Preferred Stock within 60 days of April 27, 2006 and 105,500 shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 27, 2006.

(6)  Includes 38,890 shares of Common Stock subject to conversion from 3,889 shares of Preferred Stock within 60 days of April 27, 2006 and 335,000 shares of Common Stock subject to options currently exercisable or exercisable within 60 days of April 27, 2006

(7)  Includes 252,500 shares of Common Stock subject to options currently exercisable.

*Indicates ownership of Common Stock of less than one (1%) percent of the total issued and outstanding Common Stock on April 27, 2006.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our Certificate of Incorporation, as amended, and our Amended and Restated By-Laws.  The following discussion is qualified in its entirety by reference to the actual documents, copies of which can be obtained through our public filings on the Securities and Exchange Commission’s website at “www.sec.gov”.

General

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share, 200,000 shares of which have been designated as Series A Preferred Stock.  As of April 27, 2006, we had 32,785,565 shares of common stock issued and outstanding and 155,557 shares of Series A Preferred Stock issued and outstanding.  We have reserved (i) 7,571,581 shares of common stock for issuance pursuant to outstanding options, (ii) 724,087 shares of common stock for issuance pursuant to outstanding warrants, and (iii) 1,555,570 shares of common stock for issuance upon conversion of a Series A Preferred Stock.

Common Stock

The holders of ION common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.  Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore.  In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and of the Series A Preferred Stock liquidation preference. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

Preferred Stock

Each share of Series A Preferred Stock is convertible into 10 shares of the Company’s common stock at the conversion price of $0.18 per share of common stock.  The Series A Preferred Stock is non-voting, has a standard liquidation preference equal to its purchase price ($1.80 per share), and does not pay dividends. In addition, the consent of holders of a majority of the outstanding shares of Series A Preferred Stock is required in connection with certain corporate actions, including the issuance of any of the Company's common stock.  Holders of Series A Preferred stock have no preemptive or redemption rights.  All of the outstanding shares of Series A Preferred Stock are fully-paid and nonassessable.

In addition, our Board of Directors may, without stockholder approval, establish and issue shares of one or more classes or series of preferred stock having the designations, number of shares, dividend rates, liquidation preferences, redemption provisions, sinking fund provisions, conversion rights, voting rights and other rights, preferences and limitations that our Board may determine.  The Board may authorize the issuance of preferred stock with voting, conversion and economic rights senior to ION’s common stock so that the issuance of preferred stock could adversely affect the market value of the common stock.  The creation of one or more additional series of preferred stock may adversely affect the voting power or other rights of the holders of common stock.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things and under some circumstances, have the effect of delaying, deferring or preventing a change in control without any action by stockholders.

Warrants

In July 2001, in connection with services being performed by a consultant, the Company issued a warrant to purchase 48,000 shares of the Company’s common stock, at an exercise price of $0.62 per share. The warrant vested immediately and expires five years from the date of the grant.

INTEREST OF NAMED EXPERTS AND COUNSEL

Pitney Hardin LLP has passed upon the validity of the common stock being offered by this Prospectus.

The consolidated financial statements of ION Networks, Inc. for the years ended December 31, 2005 and 2004 included in this prospectus, have been so included in reliance on the report of Marcum & Kliegman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of ION Networks, Inc. is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Our certificate of incorporation also requires us to indemnify our directors and officers to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

During 2005, certain officers and directors advanced to the Company a total of $160,500 without interest being accrued or paid. Upon closing of debt and equity financings, the Company repaid these advances.

During April 2000, the Company made a $750,000 loan (the “Loan”) to the former Chief Executive Officer (the “Former CEO”) of the Company. At the time, the Company was contemplating a secondary public offering and potential mergers and acquisitions opportunities and issued the loan in exchange for the Former CEO not exercising his stock options at that time.  At the time, the Company had sufficient cash and it was contemplated that the Loan would be repaid within one year.  The Loan accrued interest at a rate of LIBOR plus 1%. This Loan became due by its terms thirty days after the Former CEO resigned his position at the Company effective September 29, 2000.  Following a series of loan amendments, extensions and collections, the total amount, including accrued interest, owed to the Company by the Former CEO at December 31, 2003 was approximately $175,154, which amount was disputed by the Former CEO.  During October 2005, the Company executed a Final Settlement Agreement and Mutual Release and received $32,500 as full and final settlement of all outstanding claims against the Former CEO.

On March 29, 2004, the Company agreed to a final separation agreement with its former President and Chief Executive Officer.  As part of the agreement, the Company agreed to accept the return of 2,000,000 shares of the Company’s common stock as full payment for the former officers’ total indebtedness to the Company of $294,493.  In addition, the former officer released the Company from any obligations, which may have arisen from the separation of the officer from the Company.  On October 14, 2004, the Company agreed to a final separation agreement with its former Executive Vice President and Chief Operating Officer.  As part of the agreement, the Company agreed to accept the return of 600,000 shares of the Company’s common stock as full payment for the former officers’ total indebtedness to the Company of $216,926.  In addition, the former officer released the Company from any obligations, other than the sum of $8,000 to cover certain expenses which may have arisen from the separation of the officer from the Company.

On August 5, 2004, the Company issued, for $200,000 cash, a convertible debenture (the “Debenture”) to Mr. Deixler, the Chairman of the Company’s Board of Directors.  On February 15, 2006, Mr. Deixler converted the debenture into 2,409,639 shares of common stock. The Debenture would have matured on August 5, 2008 and had an interest rate of five (5%) percent per annum, compounded annually.  The principal amount of the Debenture was convertible into shares of the Company’s common stock, $.001 par value at a conversion price equal to $0.083 per share (the “Conversion Price”), which was equal to the ten (10) day average of the closing prices of the Company’s common stock, as quoted on the OTC Bulletin Board during the five (5) trading days immediately prior to and subsequent to August 5, 2004.  The principal amount of the Debenture was convertible at the Conversion Price at the option of the holder, or after August 5, 2005 at the Company’s option if the Company’s common stock traded at a price of at least $0.166 for twelve (12) trading days in any fifteen (15) trading day period.  The Company was also entitled to prepay the principal amount of the Debenture, at any time after August 5, 2005, but would have been required to pay a premium of two (2%) percent in the second year after issuance of the Debenture of the principal amount prepaid, for prepayments made during that period.  The Company had granted certain “piggyback” registration rights to the holder to register for resale the shares issuable upon conversion of the Debenture, Mr. Deixler exercised his registration rights, and the underlying shares of 2,409,639 were registered pursuant to the SB2 filing which went effective on August 9, 2005. In 2005 and 2004, the Company recorded $9,951 and $4,167 of related party interest expense as part of the statement of operations, respectively.

Description of Business

Overview

ION Networks, Inc and Subsidiary ("ION" or the "Company") designs, develops, manufactures and sells security solutions that protect enterprise network administrative interfaces from improper, unauthorized or otherwise undesirable access from external and internal sources. Administrative interfaces are the network access points used by highly trained technical individuals who are charged with the responsibilities of maintaining and supporting the networks and devices employed within the networks such as servers, routers, PBXs and similar types of equipment. These technicians may be employees of the enterprise or employed by third parties such as managed service providers, consultants, device vendors or application developers. In all cases, they are considered “trusted insiders” since in order to perform their jobs; permission to enter and work within the network must be granted. The Company’s solution, comprised of centralized management and control software, administrative security appliances and soft tokens, is designed to provide secure, auditable access to all administrative interfaces and monitored security once working within the network. Service Providers, Enterprises and Governmental Agencies utilize the ION solution globally in their voice, data and converged environments, to establish and maintain security policies while providing the support and maintenance required of networks and their devices.

As network complexity continues to rise, particularly with the growing movement toward IP (internet protocol) based networks (converged environments,) security implications for both enterprises and their service providers are growing even more rapidly. The significant growth in outsourcing of network and device support and maintenance functions has required an increasing level of ‘trust’ between enterprise and service provider as well as heightened the level of competition between managed service providers. New compliance and privacy legislation and regulations are having an equally broad impact. Management and control requirements have escalated with the advent of Sarbanes-Oxley, Basel II and the numerous privacy laws such as Gramm-Leach-Bliley, HIPAA, California SB 1386, etc.

Service providers are struggling to maintain expertise throughout their geographic footprint. They are faced with an expanding deployment of enterprise security strategies and an inability to implement security solutions independently. On the other side, enterprises have become more cost conscious, working to extend the life of their legacy devices and aggregate network connections through the Internet. With all this movement, there is little consistency or standards regarding security and service delivery as the number of trusted insiders increases dramatically. The implications are enormous, particularly when understanding that the average cost of a network breach, reported by the 2003 CSI/FBI Security Survey, is $56,000 when it occurs from external sources (through the perimeter of the network) and in excess of $2.5 Million when it is caused by an “insider.” There are many effective and popular ‘security solutions’ that address the perimeter, such as Firewalls, Intrusion Detection Systems, Virtual Private Networks and anti-virus software, providing protection from the typical hacker as well as end users. However, little attention has been paid to securing administrative interfaces where either maliciously or inadvertently, information and data can be easily compromised or destroyed. This is the arena in which ION focuses.

ION’s solution provides customers with secure access as well as forensic security within their owned and managed networks. It is a robust solution that is highly scalable, reliable, simple to use and cost effective. The solution also provides monitoring and alarming of the environment such as temperature and contact closures, forensics and buffering, and security logging of all activities down to the keystroke level. Due to the fact it is vendor agnostic, broad connectivity to virtually all network devices is guaranteed. The combination of ION’s single sign-on centralized management and control software, PRIISMS, our administrative security appliances and our two factor authentication tokens, mitigates the impact of potential network breaches. These breaches would likely cause financial losses to the enterprise due to lost revenue and lost intellectual property; plummeting customer satisfaction, and corporate embarrassment with most consumers attuned to security issues and where reputations cannot be quickly rebuilt; extensive physical and environmental damage as well as data corruption; and the difficult and costly tasks of detection and recovery. ION’s solutions are used in small, remote branch locations, medium to large local and global networks as well as data centers, ranging from a few to thousands of devices.

Though the Company’s focus is providing hardware and software solutions, ION also offers support and maintenance programs. Services revenue is typically generated from systems engineering and maintenance services in conjunction with the sale of our solutions.

ION's solutions are distributed via three channels: (i) a direct sales force, (ii) indirect channels such as service providers and original equipment manufacturers (OEM) and (iii) resellers both domestically and internationally. In addition to these distribution channels, the Company segments its target markets by (i) enterprises, (ii) service providers and (iii) governmental agencies. Each market segment has unique characteristics and provides significant opportunities for future growth.

ION Networks, Inc. is a Delaware corporation founded in 1999 through the combination of two companies, MicroFrame, Inc. (originally founded in 1982), a New Jersey corporation and SolCom Systems Limited (originally founded in 1994), a Scottish corporation located in Livingston, Scotland. The Scottish corporation was dissolved in 2003. The Company's principal objective was to address the need for security and network management and monitoring solutions, primarily for the PBX-based telecommunications market, resulting in a significant portion of our revenues being generated from sales to various telecommunications companies.  In 1999, the Company expanded through the purchase of certain assets of LeeMAH DataCom Security Corporation. The Company currently has over 300 customers located in 35 countries and more than 50,000 appliances and devices currently in use. References in this document to "we," "our," "us," and "the Company" refer to ION Networks, Inc. Our principal executive offices are located at 120 Corporate Blvd. South Plainfield, New Jersey 07080, and our telephone number is (908) 546-3900.

 Market Background

The Exposure

Accelerated growth of market factors such as increasing network complexity and expansion of network management outsourcing has resulted in a far greater need for security of network administrative interfaces. These interfaces are used for network and device management, maintenance and repair, as well as updates and changes. The administrative ‘sessions’ are active in all types of networks including voice networks, data networks and networks supporting critical infrastructure such as electronic distribution. To perform these functions effectively and efficiently, both local and remote access is required.

The “Inside” Threat is Real

Enterprises and service providers alike must consider the human element in performing network support and maintenance. In addition to the outsourcing of many IT functions, employee turnover at both the enterprise and service provider plays a key role in secure access and network security. Today, the ‘insider’ is everywhere, even outside. The technical environment poses additional challenges. Remote access is necessary to maintain any semblance of cost controls and access is quite simple. The risk of a security breach has never been higher. The ‘trusted’ community is large, knowledgeable and potentially motivated. Inconsistent, ineffective, and non-existent security practices exist in far too many places. An inadvertent breach is as costly as a malicious attack. According to The National Strategy to Secure Cyberspace (part of The President’s Critical Infrastructure Protection Board,) “approximately 70 percent of all cyber attacks on enterprise systems are believed to be perpetrated by trusted insiders.” The former Director of Security Strategies of The Hurwitz Group stated, “For every in-house attack reported, there could be as many as 50 that go either unreported or undetected.” Newspapers, magazines and government publications are littered with articles about security breaches such as the US Department of Justice press release on November 26, 2001 where, “former (network hardware vendor) accountants sentenced for unauthorized access to computer systems to illegally issue almost $8 Million in company stock to themselves” and the US Department of Justice press release on December 18, 2003, where a “Milford man pleads guilty to intrusion and theft of data costs company $5.8 Million.”

To Make Matters Worse . . .

Federal regulations are stringent and increasing while new legislation from States has already begun. Fines for mismanagement have been greatly increased. Penalties, formerly just at the corporate level are now targeted at individuals as well. Executives are now personally responsible and liable for fines, incarceration and professional sanctions. Fragile customer trust is fueling negative publicity while legal costs are rising. In an effort to combat these realities, organizations have learned that compliance is not simple. Regulations are sweeping, yet vague. Implications are felt across all departments and ignorance is no longer an accepted excuse. ION’s solutions help mitigate these risks.

The ION Networks Solution

At the core of enterprise networks is proprietary data and information. It is typically accessed by its end user population through the perimeter of the network to applications that massage and organize the data and information. In order to gain access, users have to go through firewalls, intrusion detection systems, anti-virus software and other tools. The overall enterprise contains many different networks such as a Data Network with routers and switches, a Voice Network with PBXs and voicemail, an IT Network with servers and network attached storage, and middleware such as databases and applications. In order to maintain and support the various enterprise networks and their devices, internal network support staff along with equipment vendors, managed service providers, IT consultants, etc., must have access.  ION’s integrated solution includes PRIISMS, which provides controlled centralized access and administrative management access; a family of administrative security appliances, which provide local security for remote access sessions and include encryption, strong authentication and environmental monitoring; and 3DES soft tokens with two factor authentication, which can be used from a Windows PC, Palm or Blackberry.

The Value Equation

The value of ION’s solution can be viewed through the eyes of the Company’s Enterprise customers, Service Provider customers, and in many cases, both. A sample of elements that provide value to both include:

•

Scalable across thousands of distributed locations and tens of thousands of protected endpoints. The modular hardware design and robust software allow the solution to be easily expanded.

•

Reduces knowledge of inner workings of networks by masking routes to equipment preventing endpoints from being accessed independently.

•

Provides audit and forensic data through the real-time monitoring of administrative sessions, instantly identifying incorrect network administration as well as a tool for fault diagnostics.

•

Provides alarms for network and device outages, vulnerabilities and environmental events through polling to accelerate fault identification and resolution while allowing immediate response to an impending breach.

•

Provides high availability with both in-band and out-of-band secure access

A few elements of the value equation that address enterprise concerns include:

•

Regulatory compliance support by encrypting, recording and reporting all device management activities, controlling access to information and maintaining privacy.

•

Reduces internal and external threats since access to information is approved or denied at a central point and monitoring of user activity and endpoints is accomplished in real-time.

•

Provides a mechanism to implement and maintain enterprise-wide security policies

•

Provides investment protection with full security and monitoring for legacy devices

A few of the value elements that address the many challenges facing service providers include:

•

Increased margins through more efficient management and a central point of control

•

Reduced costs since less headcount and fewer ‘truck rolls’ are required

•

Enhanced ability to meet their customers’ security policies and service level agreements

•

Differentiated and expanded service offerings

•

Reduced downstream liability due to increased audit controls

•

Lower cost of ownership by providing multiple functions in a single solution along with ease of device management.

ION Networks Products and Services

ION Networks provides a complete network and information security solution that provides secure access to enterprise networks through administrative interfaces as well as secure access to devices within the network. The specific devices the technical users may access and work upon, as well as what actions may be performed on those devices, can be controlled from a central point using ION’s PRIISMS software. Once authorization is granted and user authentication completed, the users’ activities can be monitored and tracked, down to the keystroke level. Should the technical user attempt to perform an action without permission, an alarm can be broadcast, preventing a breach before it occurs. Additionally, the environment and devices may be monitored with specific alarms that are sent due to water, heat or other damaging factors, including disconnecting of lines or devices or doors left ajar.  The ION security solution is based on centralized security policy management and distributed security policy enforcement. It consists of ION’s Administrative Security Gateway, PRIISMS for centralized management and control, and ION’s Administrative Security Appliances for distributed secure access and monitoring.  ION also provides training, consulting and support services to our customers and partners.

ION PRIISMS  - Administrative Security Gateway

Through its web-based user interface, PRIISMS provides connectivity to a vast array of managed endpoints from nearly every vendor covering a variety of platforms. This administrative security gateway enables authenticated administrators and technicians to configure, troubleshoot and manage geographically dispersed network devices from a central operations center within a secure environment. PRIISMS also provides centralized, 24x7 surveillance and provisioning across the entire suite of ION Administrative Security Appliances.

Key Capabilities include:

▪

Single Sign-On Environment for Local and Remote Access.

Multi-factor authentication via ION soft tokens or 3rd party vendor hard tokens

Support for in-band and out-of-band connectivity

Control of all device access information

Masking of IP addresses and phone numbers

Point and click access to all authorized devices

▪

Secure Environment for all Administrative Access

Instant VPN tunneling for automatic encrypted sessions

HTTPS or SSH connections for all users

▪

Centralized Administration for large Device Networks

User management of access to each device

Centralizes alarm notification, logging and consolidation

Device polling

Real-time, forensic monitoring and control of user sessions to the keystroke level

▪

Scalable, Web-Based Architecture

Easily manage large (5000+) device communities

Easily handle great number of concurrent users

ION Administrative Security Appliances

ION appliances provide a connection point for secure, authorized access, and also act as a barrier to access by unauthorized systems and individuals. ION appliances integrate secure connectivity, monitoring, alarming and event logging of administrator level users into a single appliance, providing simplified and cost effective protection against unintentional or malicious security threats. ION’s suite of appliances support 2, 4, 16 or 28 serial ports, 1 or 2 modems, up to 2 Ethernet ports, multifactor authentication, and environmental sensor inputs including up to 144 contact closures, 2 relay connectors, 2 temperature sensor inputs and 1 analog input. In addition, the majority of ION appliances include support for encrypted sessions and a firewall.

Key Capabilities include:

▪

Connectivity

Serial and Ethernet Connectivity

Built-in VPN, Router, Firewall capability

▪

Security

Appliance logs

Logging of All Sessions – Distribution over Dial-up, Ethernet or via PRIISMS

PBX, VM, Router Monitoring (ASCII, PING)

Control of external devices for Device Reboot (intelligent power controller)

▪

Monitoring and Alarming

Environment

Hi Temperature, Low Temperature

Water, Humidity

Contact Closures – Monitor UPS, Doors, Motion

Relays – Remotely Open Doors, Turn on Fan, Turn on Alarm or Flashing Light

Access – Notification of Login Success, Failure

Cables – Notification of Device Disconnect or Failure

Multiple Delivery Methods, Locations (SNMP, SMTP, Pager, ASCII)

▪

Buffering / Forensics

Session Buffering

Host Port Buffering

Core Dump

During 2005, the Company introduced new products, the first additions to ION’s product portfolio in many years. The Company introduced the first two models of the new 5600 product line and the new Secure Modem. The new products have been purchased by both existing as well as new customers and have been certified for use by ION’s current service providers.

ION Soft Tokens

ION soft tokens are simple to use. Each user may be assigned a ‘disposable’ ION soft token via email or the web which can be loaded onto a Windows®, RIM® Blackberry™ or PalmOS® device. Each time the user requests connectivity to PRIISMS or an appliance, they are challenged to enter additional criteria generated by the token that will positively identify them. ION soft tokens utilize strong 3DES encryption and can be quickly activated and deactivated through PRIISMS.

Wide Range of Protected Infrastructure Devices

ION network and information security solutions protect a growing variety of infrastructure devices provided by leading IT and telecommunications network and system vendors, including vendors of:

o

Access Servers

o

Multi-Service Switches

o

Routers

o

Optical Switches

o

VoIP Platforms

o

PBXs (Switched & IP)

o

Call Management Systems

o

Power Protection Systems (UPS)

o

Carrier Grade Multi-Service Switches

o

Application Servers

o

Cellular Switches

o

SONET Switches

o

CSU/DSUs

o

SS7 Switches

o

Databases

o

DSLAMs

o

Integrated Access Devices

o

Storage Area Networks

o

LAN Switches

o

Terminal Servers

o

Mail Servers

o

UNIX Servers

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Messaging Servers

o

Wireless Switches

Strategy

 The Company’s primary strategic goal is to concentrate on providing secure administrative access to enterprise networks while delivering a full security solution to our target markets. We will continue to focus on providing value to Service Providers, Enterprises and Government agencies rather than simply our technology. Key items of value include:

▪

Scalability across thousands of distributed locations and tens of thousands protected endpoints

Modular hardware design and robust centralized management and control software

Easily expandable solutions

▪

Reduction in the knowledge of the inner workings of networks

Routes to devices and information are masked

Endpoints cannot be independently accessed

▪

Provision of audit and forensic data and real-time monitoring of administrative sessions

Identifying incorrect network administration

Providing a tool for fault diagnosis

▪

Providing alarms to devices and environmental elements through polling

Mechanism for fault identification and resolution

Provide for immediate response to an impending breach

▪

Enabling compliance with current legislation

Providing control over access to information

Maintaining privacy

▪

Reduction of internal and external threats

Approval or denial, at a central point, of access to information

Monitoring user activities and endpoints in real-time

▪

Reduction of costly administrative activities

Providing a single sign-on, central point of administration

Eliminating time and costs associated with password changes

Significantly reducing the requirement for on-site support

▪

Continuing to be completely vendor agnostic

▪

Providing high availability through secure in-band and out-of-band access

One of our goals for 2006 is to build on the progress we made during 2005 in becoming recognized by our target markets as an industry leader and a standard by which secure access and network security solutions are measured.  Key elements of our strategy include:

Increase Percent of Value Delivered through Software. Continuing upon the direction of providing most of our new and enhanced value through our software technology, changing the hardware / software mix of the ION solution and enabling the Company to deliver greater value more rapidly.

Expand, Update Product Line, Develop New Products, and Reduce Manufacturing Costs. The Company continues its strategy of leveraging the open source development community and intends to expand its current offerings at both the entry and top end of its product offerings. During 2005 the Company developed and launched three new product offerings including both a two and four port next generation appliances and a lower cost solution for out of band management with the Secure Modem product. The Company intends to work on better aligning its solutions with its target markets, recognizing the different value equations for each. Having successfully reduced manufacturing costs during 2005 for both legacy and new products the Company will endeavor to maintain its margins while addressing the price pressures of the market.

Establish the ION Networks Brand. We believe that strong brand recognition in our target markets is important to our long-term success. We intend to continue to strengthen our brand names through increased corporate marketing, a newly refreshed web site, direct mailings to customers in all our target markets and public relations. The positioning of our solutions and the value they provide will contribute both our direct and more importantly, our indirect sales efforts.

Expand Indirect Channels. Our strategy is to build and expand our base of indirect channel partners domestically and internationally through new marketing programs and by leveraging current relationships. During 2005 and continuing in 2006 the Company has executed several reseller agreements including, but not limited to, new partners in the United Kingdom, Germany, Sweden, Finland, the Middle East, and the United States and other locations.

Expand Strategic Original Equipment Manufacturer Relationships. By entering into original equipment manufacturer ("OEM") arrangements to sell our products, we intend to leverage our sales capabilities and expand penetration of our target markets.

Customers

During 2005, 49 customers generated $4,557,764 in revenue from hardware, software, services, maintenance and repairs. Historically, our largest customers have been service providers primarily in the United States and in Europe. See also “Risk Factors - We rely on several key customers for a significant portion of our business, the loss of which would likely significantly decrease our revenues" on page 7. While ION has begun to penetrate the corporate market and, in particular, the financial services sector, the majority of revenues continue to come from our traditional customer base, which consist primarily of service providers, resellers and OEM’s.

ION customers can be categorized based on three target markets: Enterprises, Service Providers and Governmental Agencies:

Enterprises. The Enterprise target market consists of non-governmental organizations that use their network infrastructure as a platform to provide their own goods or services. There are many sectors in the enterprise market, including, but not limited to, banking, financial services, insurance, energy, manufacturing, retailers, pharmaceuticals, healthcare, technology and transportation.

Service Providers. The service provider target market consists of businesses that use their network infrastructure to provide services to their customers and provide managed services to enterprises, supporting their networks and devices. It also includes resellers of solutions such as ION’s, who provide complementary services to their customer base.

Governmental Agencies. The Government target market consists of domestic and foreign governmental agencies that provide internal services to their constituencies. Particular emphasis is placed on agencies within the Department of Defense and the Department of Energy.

Sales and Marketing

Our marketing programs are intended to promote ION Networks and brand awareness to build our reputation as a supplier of highly scalable, robust, reliable, easy-to-use and cost-effective secure access and network security solutions. Following years of being unable to adequately promote and strengthen our brand due to the lack of financial resources, during the year ended December 31, 2005, the Company’s marketing efforts resulted in the development of all new sales collaterals for both our internal sales people and resellers, the placement of product advertising after an absence of many years, and a significant update to our web site.  We intend to expand and strengthen our customer and channel relationships through additional marketing programs and staff, as well as increased promotional activities in the future.

While we believe ION solutions are suited for both direct sale to customers and indirect channels where it is not economically efficient for us to sell directly to end user organizations, we are focusing on the opportunity to leverage the sales forces of our service provider customers and resellers.  During the year ended December 31, 2005, the Company signed new, long-term agreements with three of its largest service provider customers. Three year agreements were signed with Sprint and Verizon and a two-year agreement was signed with Qwest Communications The Company also signed 3 new agreements with resellers in the US.

Direct Sales. On December 31, 2005, the Company's sales and marketing headcount stood at 6, up from 4 at December 31, 2004. For the year ended December 31, 2005, approximately 11% of ION’s revenue came from direct sales.

Indirect Sales/Channel Partners. We also market and sell our solutions via indirect channels through Service providers and reseller partners in the United States and in Europe.  During the latter half of the year ended December 31, 2005, the Company re-entered the European market with the addition of a full-time sales consultant. Four new resellers have been added to the Company’s portfolio of channel partners during the last year.  Indirect sales accounted for approximately 65% of our total revenue for the year ended December 31, 2005, an increase of 13% from the prior year. Our channel partnerships are non-exclusive.

Original Equipment Manufacturers (OEMs). We enter into select original equipment manufacturer relationships in order to take advantage of well-established companies that sell into our target markets. We believe these relationships expand our overall market penetration. The terms of our agreements with these customers vary by contract, but have typically been for three year terms. For the year ended December 31, 2005, our original equipment manufacturer revenue accounted for approximately 24% of total revenue.

Geographic Distribution. We divide our sales organization regionally into three territories: (1) the United States and Canada, (2) Europe, the Middle East and Africa, and (3) other locations.

For the year ended December 31, 2005, approximately 79% of ION's sales were shipped to the United States and Canada and 21% Europe, the Middle East, Africa and other locations.  (Refer to Note 13 in the Company's Consolidated Financial Statements.)

Technical Services

We offer our customers a range of support services that includes technical support either by phone or electronically, product maintenance and repair, custom development and professional support services.  Our technical services staff, including quality assurance, is located at our corporate headquarters in South Plainfield, New Jersey.

Competition

The market for secure network access and security solutions is worldwide, highly competitive, and growing rapidly.  Competitors can be generally categorized as either: (i) vendors who provide high performance, security point products, or (ii) suppliers of network management appliances that provide limited security features. Many of these individual solutions require additional products in order to implement a comprehensive network access and security solution. Current and potential competitors in our markets include, but are not limited to the following companies, all of which sell worldwide or have a presence in most of the major markets for such products:

o

Alarm and Buffer Box vendors  such as: Data Track, Teltronics, OmniTronics;

o

Network vendors such as: Cisco, Juniper ;

o

Terminal Server vendors such as: MRV, Cyclades, Digi;

o

Secure Modem vendors such as: US Robotics, Multitech.

Many competitors have generally targeted large organizations' perimeter security needs with VPN, firewall and intrusion detection systems that range in price from under one thousand to hundreds of thousands of dollars. These offerings may increase competitive pressure on some of our solutions, resulting in both lower prices and gross margins. Many of our current or potential competitors have greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than ION. Nothing prevents or hinders these actual or potential competitors from entering our target markets at any time. In addition, our competitors may bundle products competitive to ours with other products that they may sell to our current or potential customers. These customers may accept these bundled products rather than separately purchasing our products. If these companies were to use their greater financial, technical and marketing resources in our target markets, it could adversely affect our business.  See also “Risk Factors - We face significant competition and if we do not compete successfully, our results of operations may be adversely affected" on page 8.

Sources And Availability Of Materials

The Company designs its security appliances utilizing readily available parts manufactured by multiple suppliers and relies on and intends to continue to rely on these suppliers. Our principal suppliers are Arrow Electronics, Inc., PPI Time Zero, Ituner Networks Corp.,

AVNET, Inc. and ACE Electronics, Inc. The Company has been and expects to continue to be able to obtain the parts required to manufacture its products without any significant interruption or sudden price increase, although there can be no assurance that it will be able to continue to do so.

The Company sometimes utilizes a component available from only one supplier. If a supplier were to cease to supply this component, the Company would most likely have to redesign a feature of the affected device. In these situations, the Company maintains a greater supply of the component on hand in order to allow the time necessary to effect a redesign or alternative course of action should the need arise.

Dependence On Particular Customers

Historically, the Company has been dependent on several large customers each year, but they are not necessarily the same every year. In general, the Company cannot predict with certainty, which large customers will continue to order our products. The loss of any of these large customers, or the failure to attract new large customers, could have a material adverse effect on the Company's business.

Intellectual Property, Licenses And Labor Contracts

The Company holds no patents on its technology. Although it licenses some of its technology from third parties, the Company does not consider any of these licenses to be critical to its operation.

The Company has made a consistent effort to minimize the ability of competitors to duplicate the software technology utilized in its solutions. However, the possibility of duplication of its products remains, and competing products have already been introduced.

Governmental Approvals And Effect Of Governmental Regulation

The Company's solutions may be exported to any country in the world except those countries restricted by the anti-terrorism controls imposed by the Department of Commerce. These anti-terrorism controls prohibit the Company from exporting some of its solutions to Cuba, Libya, Iran, North Korea, Sudan and Syria without a license. As with all U.S. origin items, the Company's solutions are also subject to the Bureau of Export Administration's ten general prohibitions that restrict exports to certain countries, organizations, and persons.

As required by law or demanded by customer contract, the Company obtains approval of its solutions by Underwriters' Laboratories. Additionally, because many of the products interface with telecommunications networks, the Company's products are subject to several key Federal Communications Commission ("FCC") rules requiring FCC approval.

Part 68 of the FCC rules contains the majority of the technical requirements with which telephone systems must comply in order to qualify for FCC registration for interconnection to the public telephone network. Part 68 registration requires telecommunication equipment interfacing with the public telephone network to comply with certain interference parameters and other technical specifications. FCC Part 68 registration for ION's existing products has been granted, and the Company intends to apply for FCC Part 68 registration for all of its new and future products.

Part 15 of the FCC rules requires equipment classified as containing a Class A computing device to meet certain radio and television interference requirements, especially as they relate to operation of such equipment in a residential area. Certain of ION's products are subject to and comply with Part 15.

The European Community has developed a similar set of requirements for its members and the Company has begun the compliance process for its products in Europe. Additionally, ION has certified certain of its products to the NEBS (Network Equipment Business Specification) level of certification. This is a certification that was developed by Bellcore (now Telcordia Technologies) and is required by many of ION's telecommunications customers.

Research And Development Activities

As of December 31, 2005, the Company had 6 staff members devoting part of their time to research and development activities. We believe the effort of these employees will be minimally sufficient to allow the Company to keep up with technology advances for the foreseeable future. However, the Company currently intends to increase staff during 2006, as resources become available, in order to more rapidly introduce new and enhanced products. In 2005 and 2004, the Company incurred a charge of $523,060 and $598,012, respectively for Research and Development (“R&D”) activities.

The current R&D staff was primarily responsible for the successful completion and delivery of the most recent ISOS software releases and enhancing PRIISMS functionality. They also enhanced the code base to meet major customer requirements and significantly reduced the number of product issues affecting our customers. In addition, the quality assurance function was reestablished and has designed a new QA lab for product testing.

Employees

As of December 31, 2005, the Company had 25 full-time employees and 1 part-time employee. This headcount includes 13 technical and production, 7 sales, marketing and support, and 6 financial, administrative and executive capacities. None of the Company's employees are represented by labor unions. The Company believes it has generally satisfactory relations with its employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Historically, a significant portion of our revenues in each quarter and year has been derived from sales to relatively few end user customers, and we expect this trend to continue. We do not have purchase contracts with any of our customers that obligates them to continue to purchase our products, and they could cease purchasing products from us at any time. A delay in purchase or cancellation by any of our customers could cause quarterly revenues to vary significantly. In addition, during a given quarter, a significant portion of our revenues may be derived from the sale of a relatively small number of systems. Accordingly, a small change in the number of systems we sell may also cause significant changes in our operating results. Because fluctuations in the timing of orders from our customers or in the number of individual systems we sell could cause our revenues to fluctuate significantly in any given quarter or year, we do not believe that period-to-period comparisons of our financial results are necessarily meaningful, and they should not be relied upon as an indication of our future performance.

For the three months ended March 31, 2006 the Company had a net loss of $477,333, compared to a net loss of $112,300 for same period in 2005.  This $365,033 decline parallels a decline of $301,365 in net sales between those two periods.  The loss for the first quarter of 2006 caused the Company to fail to comply with certain financial covenants of its Revolving Credit Facility.  On April 28, 2006, the Company repaid in full the outstanding balance on the Revolving Credit Facility.

Prior to January 1, 2006 the Company accounted for stock-based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (“APB 25”). Accordingly, the Company generally recognized compensation expense only when it granted options with a discounted exercise price. Any resulting compensation expense was recognized ratably over the associated service period, which was generally the option vesting term. Prior to January 1, 2006, the Company provided pro-forma disclosure amounts in accordance with FAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("FAS 148"), as if the fair value method defined by FAS No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”), had been applied to its stock-based compensation.

Effective January 1, 2006 the Company adopted the fair value recognition provisions of “Share Based Payment” (“FAS 123R”), using the modified prospective transition method and therefore has not restated prior periods' results. Under this transition method, stock-based compensation expense for the first quarter of fiscal 2006 included compensation expense for stock-based compensation awards granted prior to, but not yet fully vested as of January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of FAS 123. Stock-based compensation expense for all share-based payment awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of FAS 123R. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the option vesting term.

As a result of adopting FAS 123R, the impact to the Condensed Consolidated Financial Statements for the three months ended March 31, 2006 on net loss was $46,903 greater than if the Company had continued to account for stock-based compensation under APB 25. There is no impact on both basic and diluted net loss per share for the three months ended March 31, 2006. As of March 31, 2006, the unvested options totaled $284,472 of which $175,190 is for options granted prior to January 1, 2006 and $109,282 is for options granted after January 1, 2006.

RESULTS OF OPERATIONS

For the three months ended March 31, 2006 compared to the same period in 2005

Net loss for the three months ended March 31, 2006 was $477,333 compared to $112,300 for the three months ended March 31, 2005. The increased loss of $365,033 was primarily due to a $314,987 reduction in gross margins caused by lower sales revenues and a decline in the relative percentage of higher margin products sold. An additional factor was the application of FAS 123(R) for the first time with respect to the three months ended March 31, 2006, resulting in non-cash stock based compensation cost of $51,476 in that period compared with $0 for the comparable period in 2005.

Net sales for the three months ended March 31, 2006 were $631,066, compared to net sales of $932,431 for the same period in 2005, a decrease of $301,365 or 32.32%. The decrease in sales is primarily attributable to reduced billings for software of $115,032, hardware of $100,702, professional services of $45,452 and maintenance of $31,675 in the three month period ended March 31, 2006 compared to the same period of the prior year.

Cost of sales for the three months ended March 31, 2006 was $258,239 compared to $244,617 for the same period in 2005. Cost of sales as a percentage of net sales increased, and gross margins accordingly decreased, for the three months ended March 31, 2006 compared to the same period in 2005, with gross margins of 59.1% in the 2006 period and 73.8% in the 2005 period. This was primarily the result of fluctuations in the Company’s sales mix -- the Company’s high margin professional services, software, repair and maintenance revenue generators played a smaller role during the three months ended March 31, 2006 than during the same period in 2005 -- and the impact of a $21,900 positive adjustment to cost of sales during the first three months of 2005.

Research and development expense, net of capitalized software development costs, for the three months ended March 31, 2006 was $151,136 compared to $154,069 for the same period in 2005. This decrease of $2,933 or 1.9% was the result of a $20,435 increase compared to the same period last year in the capitalized software development costs which are deducted from research and development expense, partially offset by a $17,384 increase (from $0 during the three months ended March 31, 2005) in non-cash stock based compensation costs of research and development personnel, as the Company applied FAS 123(R) for the first time with respect to the 2006 period.

Selling, general and administrative expenses for the three months ended March 31, 2006 was $683,722 compared to $656,427 for the same period in 2005. The increase was due primarily to a non-cash stock based compensation cost of $27,363 for the 2006 period, with no comparable non-cash stock based compensation cost for the 2005 period as FAS 123(R) was not applied to the prior period.

Depreciation expense was $4,146 for the three months ended March 31, 2006 compared to $2,532 in the same period in 2005.

FINANCIAL CONDITION AND CAPITAL RESOURCES

The Company's working capital balance as of March 31, 2006 was $166,737 compared to $679,515 at December 31, 2005. The decrease was due primarily to the decline in quarterly sales revenues for the three months ended March 31, 2006, which led to a $631,133 reduction in accounts receivable, a $179,192 reduction in cash and an offsetting $319,141 increase in inventory. Another contributing factor was reclassification as a current liability of the Company’s $265,000 revolving credit facility balance as of March 31, 2006. Reductions in accrued payroll and related liabilities of $174,912 and accounts payable of $136,640 had an offsetting positive effect on working capital.

The Company failed to comply with certain financial covenants in the Revolving Credit Facility, as of March 31, 2006. This default may result in the Company not being permitted to borrow under the Revolving Credit Facility in the future.  The Company’s ability to continue operations will be materially adversely affected if it is unable to borrow under the Revolving Credit Facility and it is unable to replace the Revolving Credit Facility with another credit facility having satisfactory financial and other terms. On April 28, 2006, the Company repaid in full the outstanding balance of the Revolving Credit Facility.

Subsequent to March 31, 2006 the Company received $498,882 from the exercise of 3,325,882 warrants.

On January 23, 2006, the Company granted options to purchase 2,670,000 shares of common stock for an exercise price of $0.18 for a total value of approximately $114,000.

Net cash used by operating activities during the three months ended March 31, 2006 was $305,328 compared to $286,015 in the same period in 2005, a difference of $19,313. Despite improved cash amounts provided by collection of accounts receivable and deferred income of $739,044 and $55,381, respectively, the increased net loss of $365,033, increased inventory amounts of $255,381 and reductions to both accrued payroll and related liabilities of $206,221 and accounts payable of $127,053 resulted in the negative impact on net cash used by operating activities.

Net cash used in investing activities during the three months ended March 31, 2006 was $133,270 compared to net cash used during the same period in 2005 of $187,007. This decrease of $53,737 was primarily due to a decrease in capitalized software expenditures for the three months ended March 31, 2006 to $131,138 from $176,321 for the same period in 2005.

Net cash provided by financing activities during the three months ended March 31, 2006 was $259,406 compared to $734,624 during the three months ended March 31, 2005.  This $475,218 decrease was due primarily to the Company realizing $750,000 in cash (less $15,000 in transaction-related expenses) during the 2005 period from the sale of common stock, offset by the effect of the Company borrowing  $265,000 under the Revolving Credit Agreement during the 2006 period.

Overview

The Company’s financial condition improved significantly in 2005 with the Company returning to profitability for the first year since fiscal year 1998. Sales increased 26% to $4,557,764 in 2005 from $3,616,261 in 2004, while net income for 2005 was $182,271 compared to a net loss of $ 249,840 for 2004. Despite the Company's improvement in profitability from 2004 to 2005 cash flows from operations were negative $81,590 for the current year compared to a positive cash flow in 2004 of  $108,279. During 2005, the Company invested over $600,000 in new products, which it expects to fully roll out in 2006.  The Company’s working capital at December 31, 2005 was $306,654 higher than at December 31, 2004 due primarily to a sharp increase in accounts receivable generated by significant sales late in the fourth quarter. The Company continues to have a delicate cash position and while the future viability of the organization has significantly improved, it is necessary for it to continue to strictly manage expenditures and to increase product revenues.

Results Of Operations

2005 Compared to 2004

The Company had net income of $182,271 in 2005 compared to a net loss of $249,840 in 2004, for an improvement of $432,111. The improvement was due primarily to an increase in gross margin of $816,711 offset in part by increased operating expenses of $336,529, increased financing costs of $20,882 and reduced income tax benefit of $23,824.

Revenues for 2005 were $4,557,764 as compared to $3,616,261 for 2004, an increase of approximately 26% or $941,503. This increase is attributable mainly to the growth in hardware sales of $610,912 due to the introduction of new products during 2005 which amounted to $808,463 offset in part by the discontinuance of certain legacy products resulting in a $293,990 decline in those product sales compared to 2004. Software and professional services sales increased by $206,974 and $172,354, respectively, and were offset in part by a $76,704 decline in repair and maintenance sales. The Company's increase in gross margin as a percentage of revenue from 60.8% in 2004 to 66.2% in 2005 was due primarily to a $236,812 reduction in the amount of amortization of capitalized software costs.

Research and development expenses, net of capitalized software development, decreased to $523,060 for 2005 from $598,012 for 2004, a decrease of 12.5% or $74,952. This decrease was primarily due to increased capitalized software expenditures of $229,303 offset in part by increased salary and salary related expenses of $218,744 and decreased professional services expenses of $55,140.

Selling, general and administrative (“SG&A”) expenses increased 14.6% from $2,314,834 in 2004 to $2,653,865 in 2005, due primarily to increased salary and salary related expenses of $456,278 and increases for marketing related expenses for outside services of $29,724.  The SG&A salary related expense increase was due primarily to the transfer of one executive from R&D (an increase of $172,500), $112,200 in increased sales commissions, a headcount increase of $110,000 for marketing and salary increases of $61,578. These increases were offset in part by decreases to legal fees of $88,757 and insurance expense of $87,764.

Depreciation was $9,872 for 2005 compared to $57,325 for 2004, a decrease of $47,453 primarily because the Company did not purchase depreciable fixed assets at a rate equal to prior periods for communications and computer equipment.

The Company acquired a corporation business tax benefit certificate pursuant to New Jersey law, which relates to the surrendering of unused net operating losses. For 2005 and 2004, the Company received a benefit of $299,007 and $322,831, respectively.

During 2005 the Company recognized benefits from restructuring in the amount of $59,908 compared to $180,533 for 2004.

Financial Condition And Capital Resources

The Company's working capital balance as of December 31, 2005 was $679,515 compared to $372,861 as of December 31, 2004.

Net cash used in operating activities during 2005 was $81,590, compared to net cash provided by operating activities of $108,279 during 2004. This $189,869 difference was due primarily to a $264,676 increase in accounts receivable and a $284,265 reduction in depreciation and amortization, offset by a $432,111 increase in net income between 2004 and 2005.

Net cash used in investing activities during 2005 was $627,991 compared to net cash used of $321,963 in 2004. The increase of $306,028 was due to an increase of capitalized software expenditures in 2005 to $600,673 compared to $310,223 in 2004 for new products expected to be fully rolled out in 2006.

Net cash provided by financing activities during 2005 was $618,486, compared to $143,410 provided during 2004. The increase was primarily related to the sale of common stock and warrants to purchase common stock in 2005, for which the Company received net proceeds of $657,659.

On February 15, 2006, the Company’s Chairman of the Board converted the Debenture for 2,409,639 shares of common stock.

On April 27, 2006, the Company received $498,882 through the issuance of 3,325,882 shares of common stock upon the exercise of previously granted warrants.

Off-Balance Sheet Arrangements

As of May 31, 2006, we did not have any off-balance sheet debt nor did we have any transactions, arrangements, obligations (including contingent obligations) or other relationships with any unconsolidated entities or other persons that may have a material current or future effect on financial conditions, changes in financial conditions, result of operations, liquidity, capital expenditures, capital resources, or significant components of revenue or expenses.

Critical Accounting Policies

Use of Estimates –

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

The significant estimates include the allowance for doubtful accounts, allowance for inventory obsolescence, capitalized software including estimates of future gross revenues, and the related amortization lives, deferred tax asset valuation allowance and depreciation and amortization lives.

Allowance for Doubtful Accounts Receivable -

Accounts receivable are reduced by an allowance to estimate the amount that will actually be collected from our customers. If the financial condition of our customers were to materially deteriorate, resulting in an impairment of their ability to make payments, additional allowances could be required.

Inventories, net -

Inventories are stated at the lower of cost (average cost) or market. Reserves for slow moving and obsolete inventories are provided based on historical experience and current product demand. If our estimate of future demand is not correct or if its customers place significant order cancellations, inventory reserves could increase from our estimate. We may also receive orders for inventory that has been fully or partially reserved. Our inventory carrying costs are not material; thus we may not physically dispose of reserved inventory immediately.

Capitalized Software -

The Company capitalizes computer software development costs in accordance with the provisions of Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS No. 86"). SFAS No. 86 requires that the Company capitalize computer software development costs upon the establishment of the technological feasibility of a product, to the extent that such costs are expected to be recovered through future sales of the product. Management is required to use professional judgment in determining whether development costs meet the criteria for immediate expense or capitalization. Capitalized costs are amortized to cost of sales by the greater of the amount computed using (i) the ratio that current gross revenues from the sales of software bear to the total of current and anticipated future gross revenues from the sales of that software, or (ii) the straight-line method over the estimated useful life of the product. As a result, the carrying amount of the capitalized software costs may be reduced materially in the near term.  There was no adjustment in the amount of amortization expense in 2005.

The Company records impairment losses on capitalized software and other long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our estimates.

DESCRIPTION OF PROPERTY

The Company entered into a lease on August 1, 2003 for approximately 7,000 square feet for its principal executive offices at 120 Corporate Blvd., South Plainfield, New Jersey. The base rent is $4,505 per month effective October 2003 through July 2006. The Company is also obligated to make additional payments to the landlord relating to certain taxes and operating expenses.

The Company abandoned the lease space at 48834 Kato Road, Fremont, California in the Bedford Fremont Business Center. This lease commenced on June 1, 1999 and was for a term of 60 months with monthly rent payable by the Company to the landlord as follows: $7,360 per month for the first 12 months of the term; $7,590 per month for months 13-24; $7,820 per month for months 25-36; $8,050 per month for months 37-48; and $8,280 per month for months 49-60. The Company entered into an abandonment agreement with the landlord in March of 2003. As a result, the Company recorded a one-time charge to Restructuring of $123,510 in the quarter ended March 31, 2003. This amount represents the total lease payments from December 2002 to May 2004 offset by landlords stated sub-lease rental payments.  The Company has not occupied the space since approximately March 2003. In 2004, Management revaluated the status of the then ongoing negotiations and reduced its prior reserve amount by approximately $63,716. Management believes that due to the fact that the landlord leased the property to another tenant and has not responded to the Company’s request for additional information that the final settlement amount will be negligible and therefore wrote off the remaining accrual of  $59,908 at December 31, 2005. However, the Company and Landlord have no settlement agreement in place at this time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2005, certain officers and directors advanced to the Company a total of $160,500 without interest being accrued or paid. Upon closing of debt and equity financings, the Company repaid these advances.

During April 2000, the Company made a $750,000 loan (the “Loan”) to the former Chief Executive Officer (the “Former CEO”) of the Company. At the time, the Company was contemplating a secondary public offering and potential mergers and acquisitions opportunities and issued the loan in exchange for the Former CEO not exercising his stock options at that time.  At the time, the Company had sufficient cash and it was contemplated that the Loan would be repaid within one year.  The Loan accrued interest at a rate of LIBOR plus 1%. This Loan became due by its terms thirty days after the Former CEO resigned his position at the Company effective September 29, 2000.  Following a series of loan amendments, extensions and collections, the total amount, including accrued interest, owed to the Company by the Former CEO at December 31, 2003 was approximately $175,154, which amount was disputed by the Former CEO.  During October 2005 the Company executed a Final Settlement Agreement and Mutual Release and received $32,500 as full and final settlement of all outstanding claims against the Former CEO.

On March 29, 2004, the Company agreed to a final separation agreement with its former President and Chief Executive Officer.  As part of the agreement, the Company agreed to accept the return of 2,000,000 shares of the Company’s common stock as full payment for the former officers’ total indebtedness to the Company of $294,493.  In addition, the former officer released the Company from any obligations, which may have arisen from the separation of the officer from the Company.  On October 14, 2004, the Company agreed to a final separation agreement with, its former Executive Vice President and Chief Operating Officer.  As part of the agreement, the Company agreed to accept the return of 600,000 shares of the Company’s common stock as full payment for the former officers’ total indebtedness to the Company of $216,926.  In addition, the former officer released the Company from any obligations, other than the sum of $8,000 to cover certain expenses which may have arisen from the separation of the officer from the Company.

On August 5, 2004, the Company issued, for $200,000 cash, a convertible debenture (the “Debenture”) to Mr. Deixler, the Chairman of the Company’s Board of Directors. On February 15, 2006, Mr. Deixler converted the debenture into 2,409,639 shares of common stock. The Debenture would have matured on August 5, 2008 and had an interest rate of five (5%) percent per annum, compounded annually.  The principal amount of the Debenture is convertible into shares of the Company’s common stock, $.001 par value at a conversion price equal to $0.083 per share (the “Conversion Price”), which was equal to the ten (10) day average of the closing prices of the Company’s common stock, as quoted on the OTC Bulletin Board during the five (5) trading days immediately prior to and subsequent to August 5, 2004.  The principal amount of the Debenture was convertible at the Conversion Price at the option of the holder, or after August 5, 2005 at the Company’s option if the Company’s common stock trades at a price of at least $0.166 for twelve (12) trading days in any fifteen (15) trading day period.  The Company was also entitled to prepay the principal amount of the Debenture, at any time after August 5, 2005, but would have been required to pay a premium of two (2%) percent in the second year after issuance of the Debenture of the principal amount prepaid, for prepayments made during that period.  The Company had granted certain “piggyback” registration rights to the holder to register for resale the shares issuable upon conversion of the Debenture, Mr. Deixler exercised his registration rights, and the underlying shares of 2,409,639 were registered pursuant to the SB2 filing which went effective on August 9, 2005. In 2005 and 2004, the Company recorded $9,951 and $4,167 of related party interest expense as part of the statement of operations, respectively.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Principal Market And Market Prices

Our common stock has traded in the over-the-counter market on the OTC Electronic Bulletin Board (OTCBB) under the symbol "IONN.OB."  The following table sets forth for the indicated periods the high and low bid prices of the common stock for the two fiscal years ended December 31, 2005, 2004, and for the period from January 1, 2006 through May 31, 2006 as reported on the OTCBB. These prices are based on quotations between dealers, and do not reflect retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

Fiscal Period	Year Ended December 31, 2006		Year Ended December 31, 2005		Year Ended December 31, 2004
	High	Low	High	Low	High	Low
First Quarter	.25	.15	.27	.17	.20	.04
Second Quarter*	.22	.15	.19	.09	.14	.05
Third Quarter	-	-	.19	.11	.37	.06
Fourth Quarter	-	-	.17	.07	.44	.19

* Through May 31, 2006

Approximate Number Of Holders Of Our Common Stock

On May 31, 2006, there were approximately 400 stockholders of record of our common stock.

Dividends

We have never declared dividends or paid cash dividends. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned, whether paid or deferred, by the Company's Chief Executive Officer and its other two most highly compensated executive officers during the year ended December 31, 2005 (the "Named Executive Officers") for services rendered in all capacities to the Company.

Summary Compensation Table

                                   Annual Compensation

               Long-term Compensation

                              Awards

Payouts

Other

Annual

Compen-

Securities

All Other

Principal

sation

Underlying

Compen-

Position

Year

Salary($)

Bonus($)

($)

Options (#)

sation($)/

Norman E. Corn/                2005

235,800/(1)

30,000

9,296

      --  --

Chief Executive

2004

217,400/(1)

20,000

1,723

1,550,000

--

Officer

Patrick E. Delaney             2005

210,800/(1)

27,500

4,500

    --

--

Chief Financial

2004

181,400/(1)              10,000

4,125

800,000

Officer

William Whitney

2005

155,000

12,500

--

    --

--

Vice President &

2004

150,000

--

--

400,000

--

Chief Technology

Henry A. Hill

2005

150,000

12,500

--

    --

--

2004

50,577(2)

   --

--

500,000

14,000

(1) Includes $10,800 in auto allowance.

(2) Mr. Hill joined the Company on 8/31/04. Pursuant to his employment agreement, he received a base salary of $150,000 for the year ended December 31, 2004.

Option Grants for the Year Ended December 31, 2005

No stock options were granted during 2005 to the Named Executive Officers:

Aggregated Option Exercises for Year Ended December 31, 2005

And Year Ended Option Values

No stock options were exercised during 2005 by any of the Named Executive Officers. The following table sets forth the number and value of unexercised options held by each of the Named Executive Officers on December 31, 2005.

Value of

Number of

Unexercised

Securities Underlying

In-the-Money

Unexercised Options

Options at

at FY-End (#)

FY-End($)/(1)/

Name

Exercisable/Unexercisable

Exercisable/Unexercisable

Norman E. Corn

1,550,000/0

126,500/0

Patrick E. Delaney

800,000/0

44,000/0

William Whitney

500,000/214,500

11,000/0

Henry A. Hill

211,250/288,750

2,113/2,887

(1) The average price for the Common Stock as reported by the OTC Bulletin Board on December 31, 2005, was $0.17 per share. Value is calculated on the basis of the difference between the option exercise price and $0.17 multiplied by the number of shares of Common Stock underlying the options.

Compensation of Directors

Each year, Directors who are not also employees of the Company ("Non-Employee Directors") receive fully vested options to purchase 10,000 shares of Common Stock. Non-Employee Directors are also granted fully vested options to purchase an additional 1,500 shares of Common Stock for each meeting they attend of the Board or of a Board committee on which they serve. Options are granted at exercise prices per share equal to the fair market value of the common stock on the date of the grant.  In addition, the Company reimburses all Non-Employee Directors traveling more than fifty miles to a meeting of the Board of Directors for all reasonable travel expenses

Employment Contracts, Termination of Employment and Change of Control Arrangements

The Company is party to an employment agreement with Norman E. Corn dated August 15, 2003, as amended effective November 10, 2004, which has no specific stated termination date. Pursuant to the agreement Mr. Corn serves as Chief Executive Officer at the will of the Company. Mr. Corn’s annual base salary during 2005 was $225,000. In addition, he receives a monthly car allowance of $900 plus reimbursement for life and disability insurance. On January 28, 2004, the Company awarded Mr. Corn 800,000 fully vested incentive stock options to purchase common stock at $0.115 per share and 750,000 fully vested non-qualified stock options to purchase common stock at $0.06 per share. If the Company terminates Mr. Corn’s employment it is obligated to make a severance payment equal to 18 months of his then current annual salary.

The Company is party to an employment agreement with Patrick E. Delaney dated September 15, 2003, as amended effective November 10, 2004, which has no specific stated termination date. Pursuant to the agreement Mr. Delaney serves as Chief Financial Officer at the will of the Company. Mr. Delaney’s annual base salary during 2005 was $200,000. In addition, he receives a monthly car allowance of $900 plus reimbursement for life and disability insurance. On January 28, 2004, the Company awarded Mr. Delaney 800,000 fully vested incentive stock options to purchase common stock at $0.115 per share and 250,000 fully vested non-qualified stock options to purchase common stock at $0.045 per share. If the Company terminates Mr. Delaney’s employment, it is obligated to make a severance payment equal to 18 months of his then current annual salary.

The Company is party to an employment agreement with William Whitney dated March 11, 2002, which has no specific stated termination date. Pursuant to the agreement, Mr. Whitney receives a base salary of $155,000 per year. Pursuant to the agreement, Mr. Whitney was granted incentive stock options at the time the agreement was entered into, entitling him to purchase 100,000 shares of the Company's Common Stock at $0.70 per share, and he was made eligible to participate thereafter in the Company’s stock option plans.  The initial options granted pursuant to the agreement vested as follows: 34,000 on March 11, 2003 and 8,250 at the end of each three month period thereafter, with the last options vesting on March 11, 2005. If the Company terminates Mr. Whitney’s employment, it is obligated to make a severance payment equal to six months of his then current annual salary.

The Company entered into an employment agreement with Henry A. Hill dated August 31, 2004, which has no specific stated termination date. Pursuant to the agreement, Mr. Hill receives a base salary of $150,000 per year. Pursuant to the agreement, Mr. Hill was granted incentive stock options to purchase 500,000 shares of the Company's Common Stock at $0.16 per share.  These options vested as follows: 170,000 on August 30, 2005 and 41,250 at the end of each three month period thereafter, with the last options vesting on August 30, 2007.  If the Company terminates Mr. Hill’s employment, it is obligated to make a severance payment equal to six months of his then current annual salary. Effective January 1, 2006 Mr. Hill receives a monthly car allowance of $600.

Financial Statements

Index to Consolidated Financial Statements

For the Year Ended December 31, 2005 and 2004

Page(s)

Report of Independent Registered Public Accounting Firm

38

Consolidated Financial Statements:

Consolidated Balance Sheet as of December 31, 2005

39

Consolidated Statements of Operations for the Years Ended December 31, 2005 and 2004

40

Consolidated Statements of Cash Flows for the Years Ended December 31, 2005 and 2004

41

Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2005 and 2004

         42-43

Notes to Consolidated Financial Statements

        44-56

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors

ION Networks, Inc.

South Plainfield, New Jersey

We have audited the accompanying consolidated balance sheet of ION Networks, Inc. and Subsidiary as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ION Networks, Inc. and Subsidiary as of December 31, 2005, and the consolidated results of their operations and their cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman LLP

New York, New York

February 10, 2006

ION Networks, Inc. and Subsidiary

Consolidated Balance Sheet

December 31, 2005

Assets

Current assets
Cash and cash equivalents	$ 196,342
Accounts receivable, net of allowance for doubtful accounts of $16,520	1,023,914
Inventories, net	526,078
Prepaid expenses and other current assets	75,379
Total current assets	1,821,713

Property and equipment, net	29,293

Capitalized software, net	891,676
Deferred financing costs, net	57,436
Other assets	22,911
Total assets	$ 2,823,029

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$ 436,349
Accrued expenses	265,567
Accrued payroll and related liabilities	260,762
Current portion of long-term debt	2,410
Deferred income	167,110
Other current liabilities	10,000
Total current liabilities	$ 1,142,198

Long-term liabilities
Convertible debenture – related party	214,118
Long term debt, net of current portion	9,528
Total long-term liabilities	223,646
Total liabilities	$ 1,365,844

Commitments and contingencies

Stockholders’ equity
Preferred stock – par value $.001 per share; authorized 1,000,000 shares, 200,000 shares designated Series A; 155,557 shares issued and outstanding (Aggregate Liquidation Preference $280,003)	156
Common stock – par value $.001 per share; authorized 50,000,000 shares; 27,050,044 shares issued and outstanding	27,051
Additional paid-in capital	44,840,882
Deferred compensation	(16,597)
Accumulated deficit	(43,394,307)
Total stockholders’ equity	1,457,185
Total liabilities and stockholders’ equity	$ 2,823,029

The accompanying notes are an integral part of these consolidated financial statements.

ION Networks, Inc. and Subsidiary

Consolidated Statements of Operations

	Years Ended December 31,
	2005	2004

Net sales	$ 4,557,764	$ 3,616,261

Cost of sales	1,542,395	1,417,603
Gross margin	3,015,369	2,198,658

Research and development expenses	523,060	598,012
Selling, general and administrative expenses, including $ 770 and $58,750 of non-cash stock based compensation for the years ended December 31, 2005 and 2004, respectively	2,653,865	2,314,834
Depreciation	9,872	57,325
Restructuring and other credits	(59,908)	(180,533)
Loss from operations	(111,520)	(590,980)

Other income	15,339	25,810
Interest income/(expense)- related party	(9,951)	(4,167)
Interest income/(expense)(1)	(10,604)	(3,334)
Loss before income taxes	(116,736)	(572,671)

Income tax benefit	299,007	322,831

Net income/(loss)	$ 182,271	$ (249,840)

Per share data:
Net income (loss) per share
Basic	$ 0.01	$ (0.01)
Diluted	$ 0.01	$ (0.01)

Weighted average number of common shares outstanding
Basic	25,970,265	23,294,325
Diluted	31,027,880	23,294,325

(1) Includes amortization of deferred financing costs of $8,122 and $0 in 2005 and 2004, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

ION Networks, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2005	2004

Cash flows from operating activities
Net income/(loss)	$ 182,271	$ (249,840)

Adjustments to reconcile net income/(loss) to net cash from operating activities:
Restructuring and other charges	(59,908)	(180,533)
Depreciation and amortization	125,220	409,485
Provision for inventory reserve	(45,749)	(48,880)
Other liabilities	-	(39,171)
Non-cash stock-based compensation	770	58,750
Interest on convertible debt- related party	9,951	-
Interest income from notes receivable from former officers	-	(24,884)
Amortization of deferred financing costs	8,122	-
Changes in operating assets and liabilities:
Accounts receivable	(445,423)	(180,747)
Inventories	31,097	239,496
Prepaid expenses and other current assets	3,057	49,702
Other assets	(10,075)	465
Accounts payable	81,747	126,723
Accrued expenses	(64,421)	(36,305)
Accrued payroll and related liabilities	100,913	57,019
Deferred income	6,898	(40,093)
Sales tax payable	(6,060)	(32,908)

Net cash (used in) provided by operating activities	(81,590)	108,279

Cash flows from investing activities
Acquisition of property and equipment	(27,318)	(11,740)
Capitalized software expenditures	(600,673)	(310,223)

Net cash used in investing activities	(627,991)	(321,963)

Cash flows from financing activities
Principal payments on debt and capital leases	2,686	(67,840)
Advances from related parties	160,500	-
Repayment of advances from related parties	(160,500)	-
Borrowings from revolving credit facility	200,000	-
Repayment of borrowings from revolving credit facility	(200,000)	-
Issuance of convertible debenture	-	200,000
Proceeds from issuance of common stock, net	657,659	-
Deferred financing costs	(41,859)	-
Proceeds from the exercise of stock options	-	11,250

Net cash provided by financing activities	618,486	143,410

Net decrease in cash and cash equivalents	(91,095)	(70,274)

Cash and cash equivalents – beginning of year	287,437	357,711

Cash and cash equivalents – end of year	$ 196,342	$ 287,437

Supplemental disclosure of cash flow information
Cash paid during period for interest	$ 2,618	$ 3,334

The accompanying notes are an integral part of these consolidated financial statements.

ION Networks, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2005 and 2004

	Preferred		Common		Additional Paid-In Capital	Accumulated Deficit
	Shares	Stock	Shares	Stock

Balances, December 31, 2003	166,835	$ 167	24,875,500	$ 24,876	$ 44,585,740	$ (43,326,738)

Net loss						(249,840)

Conversion of preferred stock to common stock	(8,500)	(9)	85,000	85	(76)

Issuances of common stock upon exercise of options			250,000	250	11,000

Notes receivable from former officers – accrued interest

Cancellation of restricted shares from former officers			(2,600,000)	(2,600)	(508,819)

Non-cash stock-based compensation issued to officers					58,750

Balances, December 31, 2004	158,335	$ 158	22,610,500	$ 22,611	$ 44,146,595	$ (43,576,578)

Net income						182,271

Conversion of preferred stock to common stock	(2,778)	(2)	27,780	27	(25)

Issuances of common stock upon sale			4,411,764	4,413	653,246

Issuances of warrant to pay for consulting services					17,319

Deferred financing costs					23,699

Non-cash stock-based compensation issued to consultant					48

Balances, December 31, 2005	155,557	$ 156	27,050,044	$ 27,051	$ 44,840,882	$ (43,394,307)

The accompanying notes are an integral part of these consolidated financial statements.

ION Networks, Inc. and Subsidiary

Consolidated Statements of Stockholders' Equity

For the Years Ended December 31, 2005 and 2004

	Notes Receivable from former Officers	Deferred Compensation	Total Stockholders’ Equity

Balances, December 31, 2003	$ (486,535)	$ -	$ 797,510

Net loss			(249,840)

Issuances of common stock upon exercise of options			11,250

Notes receivable from former officers – accrued interest	(24,884)		(24,884)

Cancellation of restricted shares from former officers	511,419		-

Non-cash stock-based compensation issued to officers			58,750

Balances, December 31, 2004	$ -	$ -	$ 592,786

Net income			182,271

Conversion of preferred stock to common stock Issuances of common stock upon sale			-

Issuances of common stock upon sale			657,659

Issuance of warrant to pay for consulting services		(17,319)	-

Deferred financing costs			23,699

Non-cash stock-based compensation issued to consultant		722	770

Balances, December 31, 2005	$ -	$ (16,597)	$ 1,457,185

The accompanying notes are an integral part of these consolidated financial statements.

ION Networks, Inc. and Subsidiary

Notes to Consolidated Financial Statements

1. Organization and Basis of Presentation

The Company

ION Networks, Inc. and subsidiary (the "Company"), a Delaware corporation founded in 1999 through the combination of two companies -- MicroFrame, a New Jersey Corporation (the predecessor entity to the Company, originally founded in 1982), and SolCom Systems Limited, a Scottish corporation located in Livingston, Scotland (originally founded in 1994), designs, develops, manufactures and sells network and information security and management products to corporations, service providers and government agencies. The Company's hardware and software suite of products are designed to form a secure auditable portal to protect IT and network infrastructure from internal and external security threats. ION's products operate in the IP, data center, telecommunications and transport, and telephony environments and are sold by a direct sales force and indirect channel partners mainly throughout North America and Europe.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of ION Networks, Inc. and ION Networks, NV, a wholly-owned inactive subsidiary. All material inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

The significant estimates include the allowance for doubtful accounts, allowance for inventory obsolescence, capitalized software costs including estimates of future gross revenues, and the related amortization lives, deferred tax asset valuation allowance and depreciation and amortization lives.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Allowance for Doubtful Accounts Receivable

Accounts receivable are reduced by an allowance to estimate the amount that will actually be collected from our customers.  If the financial condition of customers were to materially deteriorate, resulting in an impairment of their ability to make payments, additional allowances could be required.

Inventories, net

Inventories are stated at the lower of cost (average cost) or market. Reserves for slow moving and obsolete inventories are provided based on historical experience and current product demand. If the Company’s estimate of future demand is not correct or if its customers place significant order cancellations, inventory reserves could increase from the Company’s estimate. The Company may also receive orders for inventory that has been fully or partially reserved.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are generally two to five years. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred. Gains or losses on disposal of property and equipment are reflected in the statements of operations in the period of disposal.

ION Networks, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Deferred Financing Costs

Costs incurred in conjunction with borrowing facilities have been capitalized as Deferred Financing Costs and are amortized over the term of the respective agreements.

Capitalized Software

The Company capitalizes computer software development costs in accordance with the provisions of Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS No. 86"). SFAS No. 86 requires that the Company capitalize computer software development costs upon the establishment of the technological feasibility of a product, to the extent that such costs are expected to be recovered through future sales of the product. Management is required to use professional judgment in determining whether development costs meet the criteria for immediate expense or capitalization. Capitalized costs are amortized by the greater of the amount computed using (i) the ratio that current gross revenues from the sales of software bear to the total of current and anticipated future gross revenues from the sales of that software, or (ii) the straight-line method over the estimated useful life of the product. As a result, the carrying amount of the capitalized software costs may be reduced materially in the near term.

The Company records impairment losses on capitalized software and other long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. The Company’s cash flow estimates are based on historical results adjusted to reflect its best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the Company’s estimates.

The Company capitalized $600,673 and $310,223 of software development costs for the years ended December 31, 2005 and 2004, respectively. Amortization expense totaled $115,348 and $352,160 for the years December 31, 2005 and 2004, respectively.

Research and Development Costs

The Company charges all costs incurred to establish the technological feasibility or enhancement of a product to research and development expense in the period incurred.

Advertising Costs

Advertising costs are expensed as incurred. The Company incurred approximately $35,000 and $30,000 in advertising costs for the year ended December 31, 2005 and 2004, respectively.

Revenue Recognition Policy

The Company recognizes revenue from product sales of hardware and software to end-users, value added resellers (VARs) and original equipment manufacturers (OEMs) upon shipment if no significant vendor obligations exist and collectibility is probable. The Company does not offer customers the right to return products, however the Company records warranty costs at the time revenue is recognized. Management estimates the anticipated warranty costs but actual results could differ from those estimates.

In addition, the Company sells internally developed stand-alone finished software packages (“PRIISMS Software”), which permit end-users to monitor, secure and administer voice and data communications networks.  The software packages permit the customer to utilize the PRIISMS software pursuant to the terms of the license. Other than during an initial ninety-day warranty period from the date of shipment, the purchaser is not entitled to upgrades/enhancements or services that can be attributable to a multi-element arrangement. In addition, the customer does not have any rights to exchange or return the software. Since the software package sale does not require significant production, modification or customization, the Company recognizes revenue at such time the product is shipped and collectibility is probable in accordance with the accounting guidance under Statement Position 97-2, “Software Revenue Recognition”.

The Company sells separate customer maintenance contracts and maintenance revenue is recognized on a straight-line basis over the period the service is provided, generally one year. On some occasions, maintenance is provided on a time and material basis in which case revenue is recognized upon shipment of the repaired item.

ION Networks, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Shipping and Handling Costs

Shipping and handling costs incurred are billed to the customer and netted as part of cost of sales.

Fair Value of Financial Instruments

The carrying value of items included in working capital and debt approximates fair value because of the relatively short maturity of these instruments.

Net Income/(Loss) Per Share of Common Stock

Basic net income (loss) per share is computed by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted net income (loss) per share reflects the potential dilution that could occur if securities or other instruments to issue common stock were exercised or converted into common stock.  Potentially dilutive securities are excluded from the computation of diluted net income (loss) per share when their inclusion would be antidilutive.  The following table sets forth the components used in the computation of basic and diluted income (loss) per share:

	For the years ended
	Dec. 31, 2005**	Dec. 31, 2004*
Weighted average common shares outstanding, basic	25,970,265	23,294,325
Incremental shares of common stock equivalents	1,088,296	-
Conversion of preferred stock to common stock	1,559,680	-
Conversion of convertible debenture to common stock	2,409,639	-
Weighted average common shares outstanding, diluted	31,027,880	23,294,325

* Potential common shares of 9,327,672 for the year ended December 31, 2004, were excluded from the computation of diluted earnings per share, as their inclusion would be anti dilutive.

** Potential common shares of 1,250,019 for the year ended December 31, 2005, were excluded from the computation of diluted earnings per share, as their exercise prices were greater than the average market price of the common stock during the period.

Stock Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123, "Accounting for Stock-Based Compensation” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123,” issued in December 2002. Under APB Opinion No. 25, compensation expense is based on the difference, if any, generally on the date of grant, between the fair value of our stock and the exercise price of the option.  Equity instruments issued to non-employee vendors are recorded in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other

Than Employees from Acquiring, or in Conjunction with Selling, Goods and Services”. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date of the fair value of the equity instrument issued is the date on which the counter party’s performance is complete.

The Company issued certain stock options in 2005. The fair value of each option grant for the Company’s common stock is estimated on the date of the grant using the Black Scholes option-pricing model. The assumptions used to value the 2005 options issued are as follows:

ION Networks, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Expected Volatility	233.00%
Risk-free interest rate	4.00
Expected option lives	5.00 years

If the Company had elected to recognize compensation costs based on the fair value at the date of grant for awards, consistent with the provisions of SFAS No. 123, the Company's net income/(loss) and basic and diluted net loss per share would have been negatively impacted the pro forma amounts indicated below:

	Years Ended December 31,
	2005	2004

Net income (loss) as reported	$ 182,271	$ (249,840)

Add: Stock based compensation expense included in net income (loss)	770	58,750

Deduct: Stock based employee compensation determined under the fair value method	(147,018)	(454,493)
Pro forma net income (loss)	$ 36,023	$ (645,583)

Basic and diluted net income (loss) per share of common stock
As reported	$ 0.01	$ (0.01)
Pro forma	$ 0.00	$ (0.03)

Income Taxes

Deferred income tax assets and liabilities are computed annually based on enacted tax laws and rates for temporary differences between the financial accounting and income tax bases of assets and liabilities.  A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized.

Warranty Costs

The Company estimates its warranty costs based on historical warranty claim experience. Future costs for warranties applicable to sales recognized in the current period are charged to cost of sales. Adjustments are made when actual warranty claim experience differs from estimates. The warranty accrual included in other current liabilities as of December 31, 2005 is $10,000.

For the years ended
	December 31, 2005	December 31, 2004
Balance at beginning of the year	$ 10,000	$ 48,388
Change in liability due to preexisting warranty	-	(38,388)
Balance at the end of the year	$ 10,000	$ 10,000

3.  Restructuring and Other Credits

The total amount of restructuring and other credits for the years ended December 31, 2005 and 2004 was $59,908 and $180,533, respectively.

In March 2003, the Company abandoned its leased space in Fremont, California and entered into an abandonment agreement with the landlord. As a result, the Company recorded a one-time charge to restructuring of $123,510 in the quarter ended March 31, 2003. This amount represents the total lease payments from December 2002 to May 2004 offset by the landlord’s stated sub-lease rental payments.  In 2004, Management revaluated the status of the then ongoing negotiations and reduced its prior reserve amount by $63,716. Management estimates that due to the fact that the landlord leased the property to another tenant and has not responded to the Company’s request for additional information that the final settlement amount will be negligible and therefore wrote off the remaining accrual of  $59,908 at December 31, 2005. However, the Company and Landlord have no settlement agreement in place at this time.

ION Networks, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The total amount of restructuring and other credits for the year ended December 31. 2004 was $180,533. This amount consisted of three items for which the Company recognized credits: $67,671 for forgiveness of debt related to legal, taxes and loan amounts; $63,716 related to a change in management estimate reducing potential liability for damages previously accrued for related to the abandonment of an office lease and $49,146 related to the write-off of certain payables which management believes are not valid liabilities.

The components of the restructuring and other credits recorded in 2005 and 2004 are as follows:

	Restructuring	Other Credits	Total
First Quarter 2005 charges	$ -	$ -	$ -
Second Quarter 2005 charges	-	-	-
Third Quarter 2005 charges	-	-	-
Fourth Quarter 2005 charges (reversals)	-	(59,908)	(59,908)
Total	$ -	$ (59,908)	$ (59,908)

First Quarter 2004 charges	$ -	$ -	$ -
Second Quarter 2004 charges (reversals)	-	(59,570)	(59,570)
Third Quarter 2004 charges (reversals)	(63,716)	-	(63,716)
Fourth Quarter 2004 charges (reversals)	-	(57,247)	(57,247)
Total	$ (63,716)	$ (116,817)	$ (180,533)

4. Inventories

Inventories, net of reserve of $104,104, consists of the following at December 31, 2005:

Finished goods	$ 175,508
Raw materials	182
Work-in-progress	350,388

Inventories, net	$ 526,078

The Company evaluates its inventory reserve on a quarterly basis. In 2005, the Company adjusted its reserved inventory which resulted in a benefit of $45,749 and this amount was included as part of cost of sales in its consolidated statements of operations. In 2004, the Company recorded a benefit of $48,880 to cost of sales related to reserved excess and obsolete inventories.

5. Property and Equipment

Property and equipment consists of the following at December 31, 2005:

Computer and other equipment	$ 667,062
Furniture and fixtures	68,408
735,470

Less accumulated depreciation	(706,177)

Property and equipment, net	$ 29,293

Depreciation expense for property and equipment for the years ended December 31, 2005 and 2004, amounted to $9,872 and $57,325, respectively. During the years ended December 31, 2005 and 2004, the Company retired fully depreciated assets amounting to $125,155 and $53,963, respectively.

ION Networks, Inc. and Subsidiary

Notes to Consolidated Financial Statements

6.  Convertible Debenture – Related Party

On August 5, 2004, the Company issued, for $200,000 cash, a convertible debenture (the “Debenture”) to Stephen M. Deixler, the Chairman of the Company’s Board of Directors.  The Debenture matures on August 5, 2008 and bears interest at five (5%) percent per annum, compounded annually.  The principal amount of the Debenture is convertible into shares of the Company’s common stock, $.001 par value at a conversion price equal to $0.083 per share (the “Conversion Price”), which is equal to the ten (10) day average of the closing prices of the Company’s common stock, as quoted on the OTC Bulletin Board during the five (5) trading days immediately prior to and subsequent to August 5, 2004.  The principal amount of the Debenture is convertible at the Conversion Price at the option of the holder, or after August 5, 2005 at the Company’s option if the Company’s common stock trades at a price of at least $0.166 for twelve (12) trading days in any fifteen (15) trading day period.  The accrued interest can only be converted by the borrower. The Company is also entitled to prepay the principal amount of the Debenture, at any time after August 5, 2005, but shall be required to pay a premium of two (2%) percent in the second year after issuance of the Debenture of the principal amount prepaid, for prepayments made during that period. During the years ended December 31, 2005 and 2004, the Company recorded $9,951 and $4,167 of related party interest expense as part of the statement of operations, respectively.

7. Revolving Credit Facility

On September 21, 2005, the Company entered into an asset based revolving credit facility for $2.5 million with Bridge Bank, N.A. The Revolving Credit Facility has a two-year term and requires payment upon maturity of the outstanding principal and interest balance. The Revolving Credit Facility provides for advances of up to $2.0 million against 80% of eligible accounts receivable and an additional $500,000 against inventories capped at 30% of eligible accounts receivable. The annual interest rate is prime plus 1.75% (9% at December 31, 2005), with a minimum prime rate of 6.25%. Certain assets of the Company secure the credit facility, and the Company is subject to certain financial and restrictive covenants, as defined in the agreement. At December 31, 2005, the Company did not have any amounts outstanding under the Revolving Credit Facility.

8.  Income Taxes

As of December 31, 2005, the Company has available federal and state net operating loss carry forwards of approximately $43,700,000 and $21,330,000, respectively, to offset future taxable income. The federal net operating loss carry forwards expire during the years 2011 through 2024. In addition, the Company has investment credit and research and development credit carry forwards aggregating approximately $405,000, which may provide future tax benefits, expiring from 2008 through 2020. The Internal Revenue Code contains provisions which will limit the net operating loss carry forward available for use in any given year if significant changes in ownership interest of the Company occur.

The Company obtained a corporation business tax benefit certificate pursuant to New Jersey law which allows the sale of unused state net operating losses. For the years ended December 2005 and 2004, the Company received a benefit of $299,077 and $322,831, respectively.

ION Networks, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The tax effect of temporary differences which make up the significant components of the net deferred tax asset and liability at December 31, 2005 are as follows:

December 31,
2005
Current deferred tax assets
Inventory reserves	$ 62,794
Accrued expenses	117,950
Allowance for doubtful accounts	6,608
Total current deferred tax assets	187,352
Valuation allowance	(187,352)
Net current deferred tax assets	-

Noncurrent deferred tax assets
Depreciation and amortization	257,352
Net operating loss carry forwards	16,137,941
Research and development credit	405,078
Total noncurrent deferred tax assets	16,800,371
Valuation allowance	(16,443,700)
Net noncurrent deferred tax assets	356,671

Noncurrent deferred tax liabilities
Capitalized software	(356,671)
Total noncurrent deferred tax liabilities	(356,671)
Net noncurrent deferred tax (liabilities) assets	$ -

The Company has recorded a full valuation allowance against the deferred tax assets, including the federal and state net operating loss carry forwards as management believes that it is more likely than not that substantially all of the deferred tax assets will not be realized.  During the year ended December 31, 2005, the Company had an annual change in the valuation allowance of approximately $330.000.

The reconciliation of the statutory U.S. Federal income tax rate to the Company’s effective income tax rate is as follows:

	Year ended December 31,
	2005	2004
Statutory federal income tax rate (benefit)	(34.00)%	(34.00)%
Nondeductible expenses:
State Taxes	6.00	6.00
Sales of net operating losses	(263.00)	(56.00)

Change in valuation allowance	291.00	84.00

Effective tax rate	0.00%	0.00%

9. Stockholders' Equity

Preferred Stock –The Company has designated 200,000 of the 1,000,000 authorized shares of preferred stock as Series A Preferred Stock ("Preferred Stock"). The Preferred Stock is non-voting, has a standard liquidation preference equal to its purchase price, and does not pay dividends. On December 27, 2004 8,500 shares of preferred stock were converted to 85,000 shares of common stock. On February 21, 2005, 2,778 shares of preferred stock were converted to 27,780 of common stock. As of December 31, 2005, there were 155,557 shares of Series A Preferred Stock outstanding, which are convertible to 1,555,570 shares of common stock. The holders can call the conversion of the Preferred Stock at any time.

ION Networks, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Restricted Stock – Effective October 2001, the Company approved and granted 2,600,000 shares of restricted stock (the “Restricted Shares”) to two executive officers at fair value. The Company received a series of partial recourse interest bearing promissory notes for the value of the Restricted Shares to be repaid by the officers.  The notes were due to be repaid by the officers when their employment with the Company terminated on July 7, 2003. During 2004, the Company agreed to final separation agreements with each of the former officers.  As part of these agreements, each former officer returned his shares of restricted stock to the Company as full payment for the former officer’s total indebtedness to the Company. In addition, each former officer released the Company from any obligations, which may have arisen from the separation of the officer from the Company. One of the former officers received $8,000 from the Company in exchange for his release.

Common Stock – On March 31, 2005, the Company sold 4,411,764 shares of common stock at a price of $0.17 per share, for net consideration of $657,659

Stock Option Plans

In November 2000, the Company adopted its 2000 Stock Option Plan (the "2000 Plan"). The aggregate number of shares of common stock for which options may be granted under the 2000 Plan is 3,000,000. The maximum number of options which may be granted to an employee during any calendar year under the 2000 Plan is 400,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair value of one share of common stock on the date of grant. During 2005, the Company granted options to purchase 170,000 shares under the 2000 Plan. No options were granted in 2004. As of December 31, 2005, 2,736,000 options were outstanding under the 2000 Plan, of which 2,062,750 options were exercisable.

In June 1998, the Company adopted its 1998 Stock Option Plan (the "1998 Plan"). The aggregate number of shares of common stock for which options may be granted under the 1998 Plan is 3,000,000. The maximum number of options which may be granted to an employee during any calendar year under the 1998 Plan is 400,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair value of one share of common stock on the date of grant. During 2005 and 2004, the Company granted options to purchase 62,500 and zero shares, respectively, under the 1998 Plan. As of December 31, 2005, 1,378,831 options were outstanding under the 1998 Plan, of which 1,033,000 options were exercisable. On January 23, 2006 the Company granted 1,335,000 options under the 1998 Plan. As of February 28, 2006, 2,710,831 options were outstanding under the 1998 Plan, of which 1,375,831 options were exercisable.

In August 1994, the Company adopted its 1994 Stock Option Plan (the "1994 Plan"). The aggregate number of shares of common stock for which options may be granted under the 1994 Plan, as amended, is 1,250,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair market value of one common stock on the date of grant. During 2005 and 2004, there were no option grants provided under the 1994 Plan. As of December 31, 2005, 25,000 options were outstanding and exercisable under the 1994 Plan.

During the years ended 2005 and 2004, there were no options granted under the Company's Time Accelerated Restricted Stock Award Plan

("TARSAP"). The options vest after seven years, however, under the TARSAP, the vesting is accelerated to the last day of the fiscal year in which the options are granted if the Company meets certain predetermined sales targets. The Company did not meet the targets for 2001 and, as such, all options granted under the TARSAP in 2001 will vest seven years from the original date of grant.

Warrants

On December 1, 2005, in connection with services performed by a consultant, the Company issued warrants to purchase 350,000 shares valued at $17,319 of the Company’s Common Stock at $0.11 per share, which will expire on November 30, 2007. As of December 31, 2005 all options were fully vested.

On September 9, 2005, in connection with services performed by a consultant, the Company issued fully vested warrants to purchase 326,087 shares valued at $23,699 of the Company’s Common Stock at $0.23 per share. The warrants will expire on September 9, 2008.

In connection with the sale of common stock on March 31, 2005, warrants to purchase 2,205,882 shares of common stock with an exercise price of $0.23, subject to certain adjustments, were issued. The warrants expire on March 31, 2010.

In connection with the sale of common stock on February 14, 2002, warrants to purchase 1,120,000 shares of common stock with an exercise price of $1.25, subject to certain adjustments, were issued. As of December 31, 2005 the exercise price currently was $0.95, the difference between the original exercise price and the current was the impact of a series of adjustments for the sale of stock at a prices below $1.25 between February 14, 2002 and December 31, 2005. The warrants expire on February 14, 2007.

ION Networks, Inc. and Subsidiary

Notes to Consolidated Financial Statements

During July 2001, in connection with services being performed by a consultant, the Company issued warrants to purchase 48,000 shares of the Company's Common Stock at $0.62 per share. The warrants expire five years from the date of the grant.

During January 2002, in connection with services being performed by a consultant through June 30, 2002, the Company issued warrants to purchase 100,000 shares of the Company's common stock at $1.35 per share. Warrants to purchase an additional 50,000 shares of common stock are exercisable at $1.80. All 150,000 warrants expired in January 2005.

As of December 31, 2005 there are 4,049,969 outstanding and exercisable with an average exercise price of $0.42.

Other Options

On September 25, 1996, the Company issued options to certain officers and directors to purchase 620,000 shares of the Company's Common Stock at an exercise price of $1.156, the market value of the Company's Stock on the date of grant.  420,000 of these options vested immediately and 100,000 vested on April 1, 1998 and 1999. The options were to expire ten years from the date of grant, subject to earlier termination in certain events.  None of these stock options were exercised during 2005 or 2004 and, pursuant to a Final Settlement Agreement and Mutual Release executed on October 11, 2005, all of the options were terminated.

In January 2004, the Company issued options to certain officers to purchase 1,000,000 shares of the Company’s common stock, which vested immediately. The exercise price of the below market options ranged from $0.045 to $0.06 on the date of grant. The Company recorded a stock based compensation charge of $58,750. At December 31, 2005, 750,000 of these options were outstanding and exercisable.

Details of the options outstanding under all plans are as follows:

	Shares	Weighted Average Exercise Price ($)

Options outstanding at December 31, 2003	1,845,155	1.59

Granted	4,333,000	0.15
Expired	(73,250)	5.63
Canceled	(487,276)	1.16
Exercised	(250,000)	0.05

Options outstanding at December 31, 2004	5,367,629	0.51

Granted	232,500	0.18

Expired	(427,500)	2.63
Canceled	(282,798)	1.03

Options outstanding at December 31, 2005	4,889,831	0.32

Options exercisable at December 31, 2005	3,870,750	0.22

Range of Exercise	Number Outstanding	Weighted Average Remaining Years of Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.00 – 0.09	846,000	3.30	$ 0.06	837,750	$ 0.06
$0.10 – 0.24	2,948,500	4.13	0.13	2,383,500	0.12
$0.25 – 0.49	663,000	6.01	0.33	265,700	0.34
$0.50 – 0.99	182,500	1.18	0.72	182,500	0.72
$1.00– 40.00	249,831	4.43	3.07	201,300	1.25

$0.00 – 40.00	4,889,831	4.15	$0.32	3,870,750	$0.22

ION Networks, Inc. and Subsidiary

Notes to Consolidated Financial Statements

10.

Commitments

Operating Leases

The Company entered into a lease on August 1, 2003 for approximately 7,000 square feet for its principal executive offices at 120 Corporate Blvd., South Plainfield, New Jersey. The base rent is $4,505 per month effective October 2003 through July 2006. The Company is also obligated to make additional payments to the landlord relating to certain taxes and operating expenses.

The Company also leases certain equipment under agreements which are classified as capital leases. Each of the capital lease agreements expire within five years and have purchase options at the end of the lease term.

Future minimum payments, by year and in the aggregate, under non-cancelable capital and operating leases as of December 31, 2005 are as follows:

	Capital Leases	Operating Leases

Year ending December 31,
2006	$ 2,691	$ 44,926
2007	2,691	-
2008	2,243	-

Total minimum lease payments	$ 7,625	$ 44,926

Less: amount representing interest	686

Present value on net minimum lease payments	$ 6,939

Rent expense under operating leases for the years ended December 31, 2005 and 2004 was approximately  $77,500 and $74,500, respectively.

Employment Contracts

The Company has entered into certain employment contracts with various officers. Included in each of these contracts is a severance provision which entitles the officer to payments ranging from three to eighteen months of the officers’ then current annual salary if the officer is terminated without cause (as defined in the agreement).  At December 31, 2005, the Company had a potential loss for severance costs of approximately $813,375 under these employment contracts.

11.  Contingent Liabilities

In the normal course of business the Company and its Subsidiary may be involved in legal proceedings, claims and assessments arising in the ordinary course of business. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

12.  Employee Benefit Plans

Effective April 1, 1993, the Company adopted a defined contribution savings plan. The terms of the plan provide for eligible employees who have met certain age and service requirements to participate by electing to contribute up to 15% of their gross salary to the plan, as defined, with a discretionary contribution by the Company matching 30% of an employee's contribution in cash up to a maximum of 6% of gross salary, as defined. Company contributions vest at the rate of 25% of the balance at each employee's second, third, fourth, and fifth anniversary of employment. The employees' contributions are immediately vested.  As of January 1, 2003, the Company per the provisions of the plan decided not to make discretionary contributions until further notice.

ION Networks, Inc. and Subsidiary

Notes to Consolidated Financial Statements

13.  Geographic Information

The Company's headquarters, physical production and shipping facilities are located in the United States. The Company's domestic and foreign export sales for each of the years ended December 31, 2005 and 2004 are as follows:

	For the Years Ended
	December 31, 2005	December 31, 2004
United States	$ 3,590,117	$ 2,875,996
Europe	858,221	723,222
Pacific Rim	100,146	16,657
Other	9,280	386
	$ 4,557,764	$ 3,616,261

Historically, the Company has been dependent on several large customers each year, but they are not necessarily the same every year. For the year ended December 31, 2005, the Company’s most significant customers (stated as an approximate percentage of revenue) were Avaya 33% and Sprint 22%, with outstanding accounts receivables of $170,687 and $491,840, respectively, compared to the year ended December 31, 2004,  Avaya 38% and MCI 9% were the Company’s most significant customers, with outstanding accounts receivables of $275,662 and $20,170, respectively. In general, the Company cannot predict with certainty, which large customers will continue to order.

The loss of any of these customers or a significant decline in sales volumes from any of these customers could have a material adverse effect on the Company's financial position, results of operations and cash flows.

14.  Concentration of Credit and Supplier Risk

The Company maintains deposits in a financial institution which is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At December 31, 2005 and periodically throughout 2005, the Company had deposits in this financial institution in excess of the amount insured by the FDIC.

The Company designs its products utilizing readily available parts manufactured by multiple suppliers and the Company currently relies on and intends to continue to rely on these suppliers. The Company has been and expects to continue to be able to obtain the parts generally required to manufacture its products without any significant interruption or sudden price increase, although there can be no assurance that the

Company will be able to continue to do so.

The Company sometimes utilizes a component available from only one supplier. If this supplier were to cease to supply this component, the Company would most likely have to redesign a feature of the affected device. The Company maintains a supply of the component on hand which the Company estimates would allow the time necessary to effectuate a redesign or alternative course of action should the need arise.

15.  Supplemental Cash Flow Information

As of December 31, 2005, the Company is indebted to Morgan Walke in the aggregate amount of $37,500, of which $32,500 is reflected in accounts payable and $5,000 has been converted to notes payable.

As part of the compensation package for assisting in securing the Revolving Credit Facility, the Company issued warrants to purchase 326,087 shares of the Company’s Common Stock with an exercise price of $0.23 per share. The Company recognized $23,699 in deferred financing costs, which it will amortize over the life of the credit facility.

16. Related Party Transactions

During the quarter ended March 31, 2005, certain directors and officers advanced to the Company a total of $110,500 without interest. Upon closing of the Equity Financing, the Company repaid these advances.

During the quarter ended September 30, 2005, an officer advanced to the Company a total of $50,000 without interest. Upon closing of the Revolving Credit Facility, the Company repaid this advance.

ION Networks, Inc. and Subsidiary

Notes to Consolidated Financial Statements

17.  New Accounting Pronouncements

In September 2005, the FASB ratified the following consensus reached in EITF Issue 05-8 ("Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature"):  a) The issuance of convertible debt with a beneficial conversion feature results in a basis difference in applying FASB Statement of Financial Accounting Standards SFAS No. 109, Accounting for Income Taxes.  Recognition of such a feature effectively creates a debt instrument and a separate equity instrument for book purposes, whereas the convertible debt is treated entirely as a debt instrument for income tax purposes.  b) The resulting basis difference should be deemed a temporary difference because it will result in a taxable amount when the recorded amount of the liability is recovered or settled.  c) Recognition of deferred taxes for the temporary difference should be reported as an adjustment to additional paid-in capital.  This consensus is effective in the first interim or annual reporting period commencing after December 15, 2005, with early application permitted.  The effect of applying the consensus should be accounted for retroactively to all debt instruments containing a beneficial conversion feature that are subject to EITF Issue 00-27,"Application of Issue No. 98-5 to Certain Convertible Debt Instruments" (and thus is applicable to debt instruments converted or extinguished in prior periods but which are still presented in the financial statements).  The adoption of this pronouncement is not expected to have a material impact on the Company's financial statements.

In September 2005, the EITF reached a consensus on, Issue No.  05-7, "Accounting for Modifications to Conversion Options Embedded In Debt Securities and Related Issues,” beginning in the first interim or annual reporting period beginning after December 15, 2005.  Early application of this guidance is permitted in periods for which financial statements have not yet been issued. The disclosures required by Statement 154 should be made excluding those disclosures that require the effects of retroactive application. EITF No. 05-7 is not expected to have material effect on the Company’s consolidated financial position.

In June 2005, the EITF reached consensus on Issue No. 05-6,  "Determining the Amortization Period for Leasehold Improvements ("EITF 05-6"). EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception.  The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 30, 2005. EITF 05-6 is not expected to have a material effect on the Company’s consolidated financial position or results of operations.

 In May 2005, SFAS No. 154,  "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3" was issued which, among other things, changes the accounting and reporting requirements for a change in accounting principle and provides guidance on error corrections.  SFAS No.  154 requires retrospective application to prior period financial statements of a voluntary change in accounting principle unless impracticable to determine the period-specific effects or cumulative effect of the change, and restatement with respect to the reporting of error corrections.  SFAS No. 154 applies to all voluntary changes in accounting principles, and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.  SFAS No.  154 also requires that a change in method of depreciation or amortization for long-lived, non-financial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  At this time, adoption of SFAS No. 154 is not expected to significantly impact the Company's financial statements or future results of operations.

In December 2004, the Financial Accounting Standards Board ("FASB") issued its final standard on accounting for share-based payments  ("SBP"), FASB Statement No. 123R (revised 2004), Share-Based Payment. The statement requires companies to expense the value of employee stock options and similar awards.  Under FAS 123R, SBP awards result in a cost that will be measured at fair value on the awards' grant date, based on the estimated number of awards that are expected to vest.  Compensation cost for awards that vest would not be reversed if the awards expire without being exercised.  The effective date for public companies that file as small business issuers is the annual period beginning after December 15, 2005, and applied to all outstanding and unvested SBP awards at a company's adoption.  The Company believes that the implementation of FAS 123R will result in additional stock based compensation expense in future periods. The Company will adopt FAS 123R beginning January 1, 2006 using the modified prospective method.  The impact of this Statement will require the Company to record a charge for the fair value of its stock options over the vesting period in the Company's financial statements.

 In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, Exchanges Of Non-monetary Assets - An Amendment of APB No. 29 ("SFAS 153"). SFAS 153 amends APB No. 29 to eliminate the exception of non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial   substance.   A non-monetary exchange has commercial substance if the future cash flows of the entity are expect to change significantly as a result of the exchange.  SFAS 153 and APB No. 29 do not apply to the acquisition of non-monetary assets or services on issuance of the capital stock of an entity.  Currently, the Company has not had any exchanges of non-monetary assets within the meaning of SFAS 153 and adoption of SFAS 153 has had no effect on the Company's financial position or results of operations.

ION Networks, Inc. and Subsidiary

Notes to Consolidated Financial Statements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs (SFAS 151). The provisions of this statement become effective for the Company in fiscal 2007. SFAS 151 amends the existing guidance on the recognition of inventory costs to clarify the accounting for abnormal amounts of idle expense, freight, handling costs, and wasted material (spoilage). Existing rules indicate that under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. SFAS 151 requires that those items be recognized as current period charges regardless of whether they meet the criterion of "so abnormal". In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The adoption of SFAS 151 is not expected to have a material impact on the Company’s valuation of inventories or operating results.

 In October 2004, the FASB ratified the consensus reached in EITF Issue No. 04-8,  "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share."  The EITF reached a consensus that contingently convertible   instruments, such as   contingently   convertible   debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met.  The consensus became effective for reporting periods ending after December 15, 2004.  The adoption of this pronouncement did not have a material effect on the Company's financial statements.

18. Subsequent Events

On January 23, 2006, the Company adopted its 2006 Stock Option Plan (the "2006 Plan"). The aggregate number of shares of common stock for which options may be granted under the 2006 Plan is 4,000,000. The maximum number of options, which may be granted to an employee during any calendar year under the 2006 Plan, is 300,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair value of one share of common stock on the date of grant. On January 23, 2006 the Company granted 1,335,000 shares under the 2006 Plan, subject to shareholder approval at the next shareholder meeting. As of February 28, 2006, 1,335,000 options were outstanding under the 2006 Plan, none of which were exercisable.

 19. Other Subsequent Events (Unaudited)

On February 15, 2006, the Company’s Chairman of the Board converted the Debenture for 2,409,639 shares of common stock. See note 6.

On April 27, 2006, the Company received $498,882 through the issuance of 3,325,882 shares of common stock upon the exercise of previously granted warrants.

58

Financial Statements for the three months ended March 31, 2006

Condensed Consolidated Balance Sheet as of March 31, 2006 (unaudited)

Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2006 and 2005 (unaudited)

59

Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2006 and 2005 (unaudited)

60

Notes to Condensed Consolidated Financial Statements (unaudited)

61

ION NETWORKS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2006

(Unaudited)

Assets

Current assets
Cash and cash equivalents	$ 17,150
Accounts receivable, net of allowance for doubtful accounts of $16,275	392,781
Inventories, net	840,591
Prepaid expenses and other current assets	34,749
Total current assets	1,285,271

Property and equipment, net	27,280

Capitalized software, net	985,302
Deferred financing costs, net	48,820
Other assets	22,911
Total assets	$ 2,369,584

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$ 299,709
Revolving credit facility	265,000
Accrued expenses	282,172
Accrued payroll and related liabilities	85,835
Current portion of long-term debt	2,436
Deferred income	173,367
Other current liabilities	10,015
Total current liabilities	1,118,534

Long term liabilities
Accrued interest	15,814
Long term debt, net of current portion	3,908
Total long term liabilities	19,722
Total liabilities	1,138,256

Commitments and contingencies

Stockholders’ Equity
Preferred stock – par value $.001 per share; authorized 1,000,000 shares; 200,000 shares designated Series A; 155,557 shares issued and outstanding	156
Common stock – par value $.001 per share; authorized 50,000,000 shares; 29,459,683 shares issued and outstanding	29,460
Additional paid-in capital	45,369,848
Deferred compensation	(296,496)
Accumulated deficit	(43,871,640)
Total stockholders’ equity	1,231,328

Total liabilities and stockholders’ equity	$ 2,369,584

The accompanying notes are an integral part of these condensed consolidated financial statements.

ION NETWORKS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2005

Net sales	$ 631,066	$ 932,431

Cost of sales	258,239	244,617
Gross margin	372,827	687,814

Research and development expenses	151,136	154,069
Selling, general and administrative expenses, including $51,476 of non-cash stock based compensation for the three months ended March 31, 2006	683,722	656,427
Depreciation	4,146	2,532

Total operating expenses	839,004	813,028

Loss from operations	(466,177)	(125,214)

Other income	-	15,339
Interest income/(expense) – related party	(1,696)	(2,287)
Interest income/(expense) (1)	(9,460)	134
Loss before income taxes	(477,333)	(112,028)

Income tax expense	-	272

Net loss	$ (477,333)	$ (112,300)

Per share data:
Net loss per share
Basic and diluted	$ (0.02)	$ (0.01)

Weighted average number of common shares outstanding:
Basic and diluted	28,228,090	22,670,940

                                       (1) Includes amortization of deferred financing costs of $8,616 for the three months ended March 31, 2006.

                                The accompanying notes are an integral part of these condensed consolidated financial statements.

ION NETWORKS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31, 2006	For the Three Months Ended March 31, 2005

Cash flows from operating activities
Net loss	$ (477,333)	$ (112,300)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41,657	33,413
Non-cash stock-based compensation	51,476	-
Provision for inventory reserve	4,628	-
Interest on convertible debt- related party	1,696	2,217
Amortization of deferred financing costs	8,616	-
Changes in operating assets and liabilities:
Accounts receivable	631,133	(105,811)
Inventories	(319,141)	(63,760)
Prepaid expenses and other current assets	40,630	1,733
Accounts payable	(136,640)	(9,588)
Accrued expenses	16,605	(10,332)
Accrued payroll and related liabilities	(174,912)	31,309
Deferred income	6,257	(49,124)
Sales tax payable	-	(3,772)
Net cash used in operating activities	(305,328)	(286,015)

Cash flows from investing activities
Acquisition of property and equipment	(2,132)	(10,686)
Capitalized software expenditures	(131,138)	(176,321)
Net cash used in investing activities	(133,270)	(187,007)

Cash flows from financing activities
Principal payments on debt and capital leases	(5,594)	(376)
Advances from related parties	-	110,500
Repayment of advances from related parties	-	(110,500)
Borrowings from revolving credit facility	265,000	-
Proceeds from issuance of common stock	-	735,000
Net cash provided by financing activities	259,406	734,624

Net (decrease) increase in cash and cash equivalents	(179,192)	261,602

Cash and cash equivalents – beginning of period	196,342	287,437

Cash and cash equivalents – end of period	$ 17,150	$ 549,039

The accompanying notes are an integral part of these condensed consolidated financial statements.

ION NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2006

(Unaudited)

NOTE 1.  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

ION Networks, Inc ("ION" or the "Company") designs, develops, manufactures and sells security solutions that protect enterprise network administrative interfaces from improper, unauthorized or otherwise undesirable access from external and internal sources. Administrative interfaces are the network access points used by highly trained technical individuals who are charged with the responsibilities of maintaining and supporting the networks and devices employed within the networks such as servers, routers, PBXs and similar network equipment. These technicians may be employees of the enterprise or employed by third parties such as managed service providers, consultants, device vendors or application developers. In all cases, they are considered “trusted insiders” since in order to perform their jobs; permission to enter and work within the network must be granted. The Company’s solution, comprised of centralized management and control software, administrative security appliances and soft tokens, are designed to provide secure, auditable access to all administrative interfaces and monitored security once working within the network. Service Providers, Enterprises and Governmental Agencies utilize the ION solution globally in their voice, data and converged environments, to establish and maintain security policies while providing the support and maintenance required of networks and their devices.

The Company is a Delaware corporation founded in 1999 through the combination of two companies - MicroFrame ("MicroFrame"), a New Jersey Corporation (the predecessor entity to the Company, originally founded in 1982), and SolCom Systems Limited ("SolCom"), a Scottish corporation located in Livingston, Scotland (originally founded in 1994). The Scottish corporation was dissolved in 2003. The Company's principal objective was to address the need for security and network management and monitoring solutions, primarily for the PBX-based telecommunications market, resulting in a significant portion of the Company’s revenues being generated from sales to various telecommunications companies.

The condensed consolidated balance sheet as of March 31, 2006 and the condensed consolidated statements of operations and cash flows for the three months ended March 31, 2006 and 2005 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to make the Company's financial position, results of operations and cash flows at March 31, 2006 and 2005 not misleading have been made.  The results of operations for the three months ended March 31, 2006 and 2005 are not indicative of a full year or any other interim period.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the audited financial statements and notes there to for the years ended December 31, 2005 and 2004, included elsewhere herein this document.

At March 31, 2006, the Company had an accumulated deficit of $43,871,640 and working capital of $166,737. The Company also incurred a net loss of $477,333 for the three months ended March 31, 2006. Subsequent to March 31, 2006 the Company received $498,882 from the exercise of 3,325,882 warrants. The Company continues to have a delicate cash position. Management believes it is necessary for it to continue to strictly manage expenditures and to increase product revenues.

On April 28, 2006, the Company repaid in full the outstanding balance on its asset based Revolving Credit Facility (“Revolving Credit Facility”), for $2.5 million with Bridge Bank, N.A.(See note 5). The Company failed to comply with certain financial covenants in the Revolving Credit Facility as of March 31, 2006. This default may result in the Company not being permitted to borrow under the Revolving Credit Facility in the future.  The Company’s ability to continue operations will be materially adversely affected if it is unable to borrow under the Revolving Credit Facility and it is unable to replace the Revolving Credit Facility with another credit facility having satisfactory financial and other terms.

NOTE 2. – SUMMARY OF CERTAIN SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation The accompanying condensed consolidated financial statements include the accounts of ION Networks, Inc. and its subsidiary. All material inter-company balances and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts in the financial statements for the three months ended March 31, 2005 have been reclassified to conform to the presentation of the financial statements for the three months March 31, 2006.  The reclassifications were principally due to the change in classification of amortized expense related to capitalized software costs from operating expenses to cost of sales.  There was no change in previously reported net loss.

ION NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2006

(Unaudited)

NOTE 2 - SUMMARY OF CERTAIN SIGNIFICANT ACCOUNTING POLICIES (Continued)

Capitalized Software

The Company capitalizes computer software development costs in accordance with the provisions of Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS No. 86"). SFAS No. 86 requires that the Company capitalize computer software development costs upon the establishment of the technological feasibility of a product, to the extent that such costs are expected to be recovered through future sales of the product. Management is required to use professional judgment in determining whether development costs meet the criteria for immediate expense or capitalization. These costs are amortized to cost of sales by the greater of the amount computed using (i) the ratio that current gross revenues from the sales of software bear to the total of current and anticipated future gross revenues from the sales of that software, or (ii) the straight-line method over the estimated useful life of the product. As a result, the carrying amount of the capitalized software costs may be reduced materially in the near term.

The Company records impairment losses on capitalized software and other long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. The Company’s cash flow estimates are based on historical results adjusted to reflect its best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the Company’s estimates.

Amortization of capitalized software totaled $38,143 and $30,881 for the three months ending March 31, 2006 and 2005, respectively. Amortization expense is included in Cost of Sales in the Statement of Operations.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period.  Diluted net loss per share reflects the potential dilution that could occur if securities or other instruments to issue common stock were exercised or converted into common stock.  Potentially dilutive securities of 13,116,870 and 12,766,522 at March 31, 2006 and 2005 are excluded from the computation of diluted net loss per share as their inclusion would be antidilutive.

Stock-Based Compensation

The Company had stock-based compensation expense in the amount of $51,476 for the three months ended March 31, 2006. Prior to January 1, 2006 the Company accounted for stock-based compensation under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25 (“APB 25”). Accordingly, the Company generally recognized compensation expense only when it granted options with a discounted exercise price. Any resulting compensation expense was recognized ratably over the associated service period, which was generally the option vesting term. Prior to January 1, 2006, the Company provided pro-forma disclosure amounts in accordance with FAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("FAS 148"), as if the fair value method defined by FAS No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”), had been applied to its stock-based compensation.

Effective January 1, 2006 the Company adopted the fair value recognition provisions of “Share Based Payment” (“FAS 123R”), using the modified prospective transition method and therefore has not restated prior periods' results. Under this transition method, stock-based compensation expense for the first quarter of fiscal 2006 included compensation expense for stock-based compensation awards granted prior to, but not yet fully vested as of January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of FAS 123. Stock-based compensation expense for all share-based payment awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of FAS 123R. The Company recognizes these compensation costs over the requisite service period of the award, which is generally the option vesting term.

As a result of adopting FAS 123R, the impact to the Condensed Consolidated Financial Statements for the three months ended March 31, 2006 on net loss was $46,903 greater than if the Company had continued to account for stock-based compensation under APB 25. There is no impact on both basic and diluted net loss per share for the three months ended March 31, 2006. As of March 31, 2006, the unvested options totaled $284,472 of which $175,190 is for options granted prior to January 1, 2006 and $109,282 is for options granted after January 1, 2006.

ION NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2006

(Unaudited)

NOTE 2 - SUMMARY OF CERTAIN SIGNIFICANT ACCOUNTING POLICIES (Continued)

The fair value of share-based payment awards was estimated using the Black-Scholes option pricing model with the following assumptions and weighted average fair values as follows:

	Three months ended March 31
	2006	2005
Risk-free interest rate	4.31%	4.70%
Dividend yield	N/A	N/A
Expected volatility	226%	123%
Expected life in years	5	10
Expected forfeiture rate (through term)	75.9%	-

The pro forma table below reflects net loss and basic and diluted net loss per share for the three months ended March 31, 2005 had the Company applied the fair value recognition provisions of SFAS 123, as follows:

Three months ended March 31, 2005 (Unaudited)

Net loss as reported	$(112,300)
Deduct: Stock based employee compensation determined under fair value method	(26,436)
Net loss – pro forma	$(138,736)

Basic and diluted net loss per share
Basic and diluted – as reported	$(0.01)
Basic and diluted – pro forma	$(0.01)

The determination of the fair value of stock-based awards on the date of grant is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the price of the underlying stock, the Company’s expected stock price volatility over the expected term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and the expected annual dividend yield on the underlying shares.

The Company has used using historical information to estimate expected life and forfeitures within the valuation model. The risk-free rate for periods within the expected life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. Expected volatility is based on historical volatility of the price of our common stock over the calculated expected life.  The Company does not anticipate paying cash dividends in the future and therefore uses an expected dividend yield of 0.0%.

Developing these assumptions requires significant judgment on the part of the Company and, generally, may involve analyzing available historical data, considering whether historical data is relevant to predicting future behavior, making appropriate adjustments to historical data for future expectations, supplementing or replacing Company-specific historical data with data from other supportable sources and appropriately weighting each of the inputs.  These assumptions are evaluated at each grant date. If factors change and the Company employs different assumptions for estimating share-based compensation expense in future periods or if the Company decides to use a different valuation model, the future periods may differ significantly from what the Company has recorded in the current period and could materially affect operating income, net income/(loss) and net income/(loss) per share. Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. Consequently, there is a significant risk that the Company’s estimates of the fair values of stock-based compensation awards on the grant dates may not reflect the actual values realized upon the vesting, exercise, expiration, early termination or forfeiture of those stock-based payments in the future.

ION NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2006

(Unaudited)

NOTE 2 - SUMMARY OF CERTAIN SIGNIFICANT ACCOUNTING POLICIES (Continued)

If actual results differ significantly from these estimates or different key assumptions were used, there could be a material effect on the Company’s financial statements.  The future impact of the cost of stock-based compensation on our results of operations, including net income/(loss) and earnings/(loss) per diluted share, will depend on, among other factors, the level of equity awards as well as the market price of the Company’s common stock at the time of the award as well as various other assumptions used in valuing such awards. The Company will periodically evaluate these estimates.

Warranty Costs

The Company estimates its warranty costs based on historical warranty claim experience.  Future costs for warranties applicable to sales recognized in the current period are charged to cost of sales.  The warranty accrual is reviewed quarterly to reflect the remaining obligation. Adjustments are made when actual warranty claim experience differs from estimates.  The warranty accrual included in other current liabilities as of March 31, 2006 is $10,000.

New Accounting Pronouncements

In March 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard 156 – Accounting for Servicing of Financial Assets (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued Statement of Financial Accounting Standard 155 – Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which eliminates the exemption from applying SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133), to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 is not expected to have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 3 - INVENTORIES

Inventories, net of allowance for obsolescence of $108,732 at March 31, 2006 consists of the following:

Raw materials	$ 343,387
Work-in-progress	151
Finished goods	497,053

$ 840,591

NOTE 4 – RESTRUCTURING AND OTHER CREDITS

As of March 31, 2006, the Company has included as part of accounts payable and accrued expenses certain liabilities that may, in the future, result in additional restructuring credits.  The Company’s accounts payable balance includes invoices for professional services in the amount of $103,687. Accrued expenses include professional services in the amount of $184,671.  These items arose from alleged services provided to the Company between November 2002 and August 2003.  The Company is disputing these amounts with the vendors, however, at the present time, management is unable to estimate the final outcome of these disputes but believes that the final settlement amount should not exceed the total of the above amounts.

ION NETWORKS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2006

(Unaudited)

NOTE 5 – REVOLVING CREDIT FACILITY

On September 21, 2005, the Company entered into the asset based Revolving Credit Facility, for $2.5 million with Bridge Bank, N.A. The Revolving Credit Facility has a two-year term, which upon maturity, requires payment of the outstanding principal and interest balance. The Revolving Credit Facility provides for advances of up to $2.0 million against 80% of eligible accounts receivables and an additional $500,000 against inventory capped at 30% of eligible accounts receivables. The annual interest rate is prime plus 1.75% (9.5% at March 31, 2006), with a minimum prime rate of 6.25%. Certain assets of the Company secure the Revolving Credit Facility, and the Company is subject to certain financial and restrictive covenants, as defined in the agreement. As of March 31, 2006, the outstanding balance on the Revolving Credit Facility was $265,000.

The Company failed to comply with certain financial covenants in the Revolving Credit Facility, as of March 31, 2006. This default may result in the Company not being permitted to borrow under the Revolving Credit Facility in the future.  The Company’s ability to continue operations will be materially adversely affected if it is unable to borrow under the Revolving Credit Facility and it is unable to replace the Revolving Credit Facility with another credit facility having satisfactory financial and other terms. On April 28, 2006, the Company repaid in full the outstanding balance of the Revolving Credit Facility.

NOTE 6 – STOCKHOLDERS’ EQUITY

Common Stock

On August 5, 2004, the Company issued, a convertible debenture (the “Debenture”) for $200,000 cash, to Stephen M. Deixler, one of the Company’s directors. On February 15, 2006, Mr. Deixler converted the Debenture into 2,409,639 shares of common stock. The Debenture would have matured on August 5, 2008 and had an interest rate of five (5%) percent per annum, compounded annually. The principal amount of the Debenture was convertible at any time by the holder into shares of the Company’s common stock, $.001 par value at a conversion price equal to $0.083 per share (the “Conversion Price”), for a total of 2,409,639 shares of common stock.

Warrants

In connection with the sale of common stock on February 14, 2002, the Company issued warrants to purchase 1,120,000 shares of common stock with a five year term and an exercise price of $1.25 per share, subject to certain adjustments, including a weighted-average ratchet adjustment for certain issuances of the Company's equity securities below the warrant exercise price. On April 25, 2006, the Company agreed to reduce the warrant exercise price to $0.15 per share on the condition that warrant holders simultaneously exercise all warrants. The Company received $168,000 from the exercise of these 1,120,000 warrants on April 27, 2006.

In connection with the sale of common stock on March 31, 2005, warrants to purchase 2,205,882 shares of common stock, subject to certain adjustments, with a five year term and an exercise price of $0.23 per share, subject to certain adjustments, including a full ratchet adjustment for certain issuances of the Company's equity securities below the warrant exercise price, were issued.  In the event that the closing bid price of the Company's common stock equaled or exceeded $0.69 per share for a period of 20 consecutive trading days and certain other conditions were met, the Company would redeem the warrants on 30 days prior written notice (during which periods the warrants could exercised) for a redemption price of $.001 per share of common stock underlying such warrants. On April 25, 2006, the Company agreed to reduce the warrant exercise price to $0.15 on the condition that warrant holders simultaneously exercise all warrants. The Company received $330,882 from the exercise of these 2,205,882 warrants on April 27, 2006.

Options

On January 23, 2006, the Company adopted its 2006 Stock Option Plan (the "2006 Plan"). The aggregate number of shares of common stock for which options may be granted under the 2006 Plan is 4,000,000. The maximum number of options, which may be granted to an employee during any calendar year under the 2006 Plan, is 300,000. The term of these non-transferable stock options may not exceed ten years. The exercise price of these stock options may not be less than 100% (110% if the person granted such options owns more than ten percent of the outstanding common stock) of the fair value of one share of common stock on the date of grant. On January 23, 2006, the Company granted options to purchase 1,335,000 shares under the 2006 Plan valued at approximately  $57,000, subject to shareholder approval at the Company’s next shareholder meeting. As of March 31, 2006, these 1,335,000 options were the only options outstanding under the 2006 Plan, and they were not exercisable.

On January 23, 2006, the Company granted options to purchase 1,335,000 shares of common stock for an exercise price of $0.18 for a total value of approximately $57,000 under another plan. None of these option grants were exercisable as of March 31, 2006.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

NONE

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN SHARES OF THOSECONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANYINTRAC, INC. SECURITIES OTHER THAN THOSESPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SPEAKS AS OF THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANYSALEHEREUNDER SHALLUNDERANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROSPECTUS THE COMPANY SINCE THE DATE HEREOF.

TABLE OF CONTENTS

SUMMARY INFORMATION AND RISK FACTORS

5

PROSPECTUS SUMMARY

5

USE OF PROCEEDS

11

SELLING STOCKHOLDERS

11

PLAN OF DISTRIBUTION

13

LEGAL PROCEEDINGS

14

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

16

DESCRIPTION OF SECURITIES

19

INTEREST OF NAMED EXPERTS AND COUNSEL

20

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

20

ORGANIZATION WITHIN LAST FIVE YEARS

20

DESCRIPTION OF BUSINESS

21

MANAGEMENT’S DISCUSSION AND ANALYSIS

28

DESCRIPTION OF PROPERTY

30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

30

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

31

EXECUTIVE COMPENSATION

32

FINANCIAL STATEMENTS

35

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

55

AVAILABLE INFORMATION

55

12,774,096

SHARES OF COMMON STOCK

ION NETWORKS, INC.

PROSPECTUS

May ___ 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officer of ION is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit. Our certificate of incorporation also requires us to indemnify our directors and officers to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated cumulative expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows (all of such expenses, other than the SEC registration fee are estimated):

Registration Fee	$272
Legal Fees and Expenses	27,000
Accounting Fees and Expenses	37,000
Miscellaneous Expenses	1,000
Total	$65,272

 RECENT SALES OF UNREGISTERED SECURITIES

On March 31, 2005, ION entered into a purchase agreement with various accredited investors ("Investors"), pursuant to which ION completed a private placement of 4,411,764 shares of common stock and warrants to purchase an additional 2,205,882 shares of common stock. Certain of the Investors beneficially owned approximately 11% of ION common stock prior to the transaction. The total offering price was $750,000. The shares of common stock were issued at $0.17 cents per share and the warrants were exercisable at a price of $0.23 per share subject to certain anti-dilution adjustments. On April 25, 2006, the Company agreed to reduce the warrant exercise price to $0.15 on the condition that the investors exercise all of the warrants. The warrants would have expired on March 31, 2010. In the event that the closing bid price of the Company’s common stock equaled or exceeded $0.69 per share for a period of 20 consecutive trading days and certain other conditions were met, the Company could have redeemed the warrants on 30 days prior written notice (during which periods the warrants could be exercised) for a redemption price of $.001 per share of common stock underlying such warrants. ION also agreed to file a registration statement, registering for resale the shares of common stock as well as the shares issued upon exercise of the warrants, within 45 days from March 31, 2005, and thereafter to use commercially reasonably efforts to cause such registration statement to become effective as soon as practicable. The registration statement had to be declared effective no later than the earlier of five business days after the SEC determined that no review of the registration statement would be made and 120 days after March 31, 2005. ION has met these registration obligations. If ION fails to maintain the effectiveness of the registration statement as required under the terms of the Agreements, then ION Networks, Inc. will be obligated to make certain cash liquidated damage payments to the Investors.

The securities in this private placement were issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended (“1933 Act”), and Rule 506 promulgated thereunder. The exemption was established by the representation of each purchaser as to its status as an accredited investor, that it was purchasing the securities for its own account and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act and the acknowledgment by each purchaser that resale of the securities may not be made unless registered under the 1933 Act, or another exemption is available.  In addition, the securities bear a legend indicating such restrictions on transferability.

On August 5, 2004, the Company issued, for $200,000 cash, a convertible debenture (the “Debenture”) to Stephen M. Deixler, one of the Company’s directors.  On February 15, 2006, Mr. Deixler converted the Debenture into 2,409,639 shares of common stock. The Debenture would have matured on August 5, 2008 and had an interest of five (5%) percent per annum, compounded annually.  The principal amount of the Debenture was convertible into shares of the Company’s common stock, $.001 par value at a conversion price equal to $0.083 per share (the “Conversion Price”), which was equal to the ten (10) day average of the closing prices of the Company’s common stock, as quoted on the OTC Bulletin Board during the five (5) trading days immediately prior to and subsequent to August 5, 2004.  The principal amount of the Debenture was convertible at the Conversion Price at the option of the holder, or after August 5, 2005 at the Company’s option if the Company’s common stock traded at a price of at least $0.166 for twelve (12) trading days in any fifteen (15) trading day period.  The Company was also entitled to prepay the principal amount of the Debenture, at any time after August 5, 2005, but would have been be required to pay a premium of two (2%) percent in the second year after issuance of the Debenture of the principal amount prepaid, for prepayments made during that period.  The Company granted certain “piggyback” registration rights to the holder to register for resale the shares issuable upon conversion of the Debenture. In 2004, the Company recorded $4,167 of related party interest expense as part of the statement of operations. The securities in this private placement were issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended (“1933 Act”), as amended, and Rule 506 promulgated thereunder.  The exemption was established by the representation of the purchaser as to his status as an accredited investor, that he was purchasing the securities for his own account and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act and the acknowledgment by the purchaser that resale of the securities may not be made unless registered under the 1933 Act, or another exemption is available.  In addition, the securities bear a legend indicating such restrictions on transferability.

In January 2004, the Company issued options to certain officers to purchase 1,000,000 shares of the Company’s Common Stock, which vested immediately. The exercise price of the options ranged from $0.045 to $0.06. At December 31, 2004, 750,000 options were outstanding and exercisable. The securities in this private placement were issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended (“1933 Act”), as amended, and Rule 506 promulgated thereunder, based on the fact that the options were issued to two executive officers of the Company for their own account and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act and the acknowledgment by the purchaser that resale of the securities may not be made unless registered under the 1933 Act, or another exemption is available.

ITEM 27. EXHIBITS.

Exhibit No.         Description

  -------           ---------

       3.1          Certificate of Incorporation of the Company, as amended through December 31, 2005. /(12)/

       3.2          Amended Bylaws of the Company./(9)/

 4.1          1994 Stock Option Plan of the Company. /(12)/

       4.2          1998 Stock Option Plan of the Company./(1)/+

 4.3          2000 Stock Option Plan of the Company. /(12)/

       4.4          Form of Warrant Agreement dated July 17, 2001./(3)/+

 4.5          Form of Warrant Agreement dated January 4, 2002./(3)/

4.7          Convertible Debenture dated August 5, 2004./(9)/

4.8          2006 Stock Option Plan of the Company. /(12)/

4.9          Warrant Agreement by and between the Company and Creso Capital Partners dated September 9, 2005. /12/

4.10          Form of Warrant Agreement by and between the Company and Mehrdad Nadooshan dated November 30, 2005. /(12)/

5.1           Opinion of Pitney Hardin LLP regarding legality of securities *

 10.1          Equipment Lease Agreements dated October 29, 2003 by and between the Company and GE Capital Corporation. /(11)/

10.2          Stock Purchase Agreement dated August 11, 2000 by and

                    between the Company and the parties identified therein./(2)/

10.3          Purchase Agreement by and between the Company and the

                    Selling Shareholders set forth therein dated February 7, 2002./(4)/

 10.4          Severance Agreement dated September 2, 2004 by and between the

                    Company and William Whitney. /(11)/ +

      10.5          Severance Agreement dated September 2, 2004 by and between the

                    Company and Henry Gold. /(11)/+

      10.6          Employment Agreement dated August 31, 2004 by and between the

                    Company and Henry A. Hill. /(10)/+

      10.7          Employment Agreement dated February 25, 2002, between the Company and William Whitney./(6)/+

      10.8          Amended and Restated Employment Agreement dated September 8, 2003,

                    between the Company and Norman E. Corn./(7)/+

      10.9          First Amendment to the Amended and Restated Employment Agreement

                    dated September 8, 2003 by and between the Company and Norman E.

69

 Corn dated November 10, 2004. /(11)

Exhibit No.         Description

  -------           ---------

      10.10         Employment Agreement dated September 15, 2003, between the Company and Patrick E. Delaney./(5)/+

      10.11         First Amendment to the Employment Agreement dated September 15,

                    2003 by and between the Company and Patrick E. Delaney dated

                    November 10, 2004. /(11)/+

      10.12         Option Agreement dated January 28, 2004 by and between the Company and Norman E. Corn. /(11)/+

      10.13         Option Agreement dated January 28, 2004 by and between the Company and Patrick E. Delaney. /(11)/+

      10.14         Lease Agreement dated July 21, 2003 by and between the Company and

                    116 Corporate Boulevard, LLC, Inc. /(8)/

      10.15         Separation Agreement dated March 29, 2004 between the Company and

                    Kam Saifi. /(11)/

      10.16         Separation Agreement dated October 14, 2004 between the Company and Cameron Saifi. /(11)/

      10.17         Agreement dated February 25, 2005 by and between the Company and

                    Sprint/Untied Management Company. /(11)/

      10.18         Agreement dated October 28, 2004 by and between the Company and

                    General Dynamics Network Systems. /(11)/

      10.19         Final Settlement Agreement dated October 11,2005 between the Company and Mr. Gray. /(12/

21.1          List of Subsidiaries./(11)/

23.1

Independent Registered Public Accounting Firm’s Consent. *

23.2

Consent of Pitney Hardin LLP (Contained in Exhibit 5.1)

24.1          Powers of attorney (previously filed with as part of the signature page of this Registration Statement on Form SB2)

(1) Incorporated by reference to the Company's Registration Statement on Form S-8 filed on April 22, 1999.

(2) Incorporated by reference to the Company’s Annual report on Form 10-KSB filed on June 29, 2001.

(3) Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002, as filed on July 1, 2002.

(4) Incorporated by reference to the Company’s Registration Statement on Form S-3 filed on March 4, 2002.

(5) Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB filed on November 17, 2003.

(6) Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed on April 15, 2003.

(7) Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB filed on September 12, 2003.

(8) Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed for the year ended December 31, 2003.

(9) Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB filed on August 13, 2004.

(10) Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB filed on November 15, 2004

(11) Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed for the year ended December 31, 2004.

(12) Incorporated by reference to the Company’s Annual Report on Form 10-KSB filed for the year ended December 31, 2005.

* Filed herewith

+ Management contract for compensatory plan or arrangement

ITEM 28. UNDERTAKINGS

(a)   The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any additional or changed material information with respect to the plan of distribution.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation, By-Laws, the Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South Plainfield, New Jersey, on the 31st day of May, 2006.

ION NETWORKS, INC,

By:

/s/ Norman E. Corn

Norman E. Corn

CEO

Pursuant to the requirements of the Securities Act of 1933, registration statement has been signed below by or on behalf of the following persons in the capacities date indicated.

SIGNATURE	TITLE

By: /s/ Norman E. Corn*	Chairman of the Board and Director	May __, 2006
Stephen Deixler

By: /s/ Norman E. Corn	Chief Executive Officer	May __, 2006
Norman E. Corn

By: /s/ Patrick E. Delaney	Chief Financial Officer and Principal Accounting Officer	May __, 2006
Patrick E. Delaney

By: /s/ Norman E. Corn*	Director	May __, 2006
Frank S. Russo

* As attorney in fact